EXHIBIT 1

AGREEMENT AND PLAN OF MERGER

between

GHP ACQUISITION CORP.

and

IGN ENTERTAINMENT, INC.

Dated as of May 2, 2003

(i)

5.17 Employee Benefit Plans	20
5.18 Labor Matters	22
5.19 No Brokers	22
5.20 Opinion of Financial Advisor	23
5.21 Related Party Transactions	23
5.22 Contracts and Commitments	23
5.23 Vote Required	23
5.24 Insurance	23
5.25 HSR Act Filings	24
5.26 Disclosure	24
5.27 Definition of Seller’s Knowledge	24
5.28 Disclaimer of Other Representations and Warranties	24

ARTICLE 6 – Representations and Warranties of Buyer	24
6.1 Existence; Good Standing; Authority; Subsidiaries	25
6.2 Authorization, Validity and Effect of Agreements	25
6.3 No Violation	25
6.4 Litigation	25
6.5 Availability of Funds	26
6.6 No Brokers	26
6.7 HSR Act Filings	26
6.8 Definition of Buyer’s Knowledge	26

ARTICLE 7 – Covenants	26
7.1 Acquisition Proposals	26
7.2 Conduct of Business	29
7.3 Preparation of the Proxy Statement; Meeting of Stockholders	32
7.4 Filings; Other Action	35
7.5 Access to Information	36
7.6 Publicity	36
7.7 Expenses	36
7.8 Notice of Certain Events	36
7.9 Indemnification	37
7.10 Certain Benefits	37
7.11 Employment and Benefit Matters	38
7.12 Suits, Actions and Claims	39

ARTICLE 8 – Conditions	39
8.1 Conditions to Each Party’s Obligation to Effect the Merger	39
8.2 Conditions to Obligation of Seller to Effect the Merger	40
8.3 Conditions to Obligation of Buyer to Effect the Merger	40

ARTICLE 9 – Termination	41
9.1 Termination	41
9.2 Effect of Termination	42
9.3 Liquidated Damages; Exclusive Remedy	44

(ii)

ARTICLE 10 – General Provisions	44
10.1 Nonsurvival of Representations, Warranties and Agreements	44
10.2 Notices	44
10.3 Assignment; Binding Effect; Benefit	45
10.4 Entire Agreement	45
10.5 Confidentiality	45
10.6 Amendment	46
10.7 Governing Law; Jurisdiction and Venue	46
10.8 Counterparts	46
10.9 Headings	46
10.10 Interpretation	47
10.11 Extension; Waivers	47
10.12 Severability	47
10.13 Enforcement of Agreement	47
10.14 Certain Definitions	47

Exhibits
Exhibit A – Form of Voting Agreement

(iii)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of May 2, 2003, between GHP Acquisition Corp., a Delaware corporation (“Buyer”), and IGN Entertainment, Inc., a Delaware corporation (“Seller”).

RECITALS

A. The special committee of the Board of Directors of Seller (the “Seller Board”) consisting solely of disinterested directors (the “Special Committee”), subject to the terms and conditions set forth herein, has unanimously (i) determined that (A) the merger of Buyer with and into Seller in accordance with this Agreement, pursuant to which the separate existence of Buyer shall thereupon cease (the “Merger”), is advisable and in the best interests of Seller and its stockholders (other than Christopher Anderson and Mark Jung (together, the “Continuing Stockholders”)), and (B) the Merger Consideration (as defined in Section 4.1 below) to be received for outstanding shares of common stock, par value $0.001 per share, of Seller (the “Seller Common Shares”) and outstanding options and warrants to purchase Seller Common Shares in the Merger is fair to the stockholders of Seller who will be entitled to receive such Merger Consideration (other than the Continuing Stockholders), (ii) recommended that the Seller Board approve and adopt this Agreement, the Merger and the other transactions contemplated hereby, and (iii) recommended approval and adoption by the stockholders of Seller of this Agreement and the transactions contemplated hereby.

B. The Seller Board has received a fairness opinion from Alliant Partners relating to the transactions contemplated hereby as more fully described herein.

C. The respective boards of directors of Buyer and Seller, subject to the terms and conditions set forth herein and, in the case of Seller Board, after the unanimous recommendation of the Special Committee, each have determined that a business combination between Buyer and Seller is in the best interests of their respective companies and stockholders, and accordingly have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein.

D. As a condition to the willingness of Buyer to enter into this Agreement, two directors of Seller, Christopher Anderson and Mark Jung, have each entered into a Voting Agreement, dated as of the date hereof, with Buyer (the “Voting Agreement”), in the form attached as Exhibit A hereto, pursuant to which each such director has agreed, among other things, to vote his shares of common stock, par value $0.001 per share, of Seller in favor of the approval and adoption of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in the Voting Agreement.

E. Buyer and Seller desire to make certain representations, warranties, covenants and agreements in connection with the transactions contemplated hereby and also to prescribe various conditions to such transactions.

NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE 1 – THE MERGER

1.1 The Merger. Upon and subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3 hereof), Buyer shall be merged with and into Seller in accordance with this Agreement and the separate existence of Buyer shall thereupon cease. Seller shall be the surviving entity in the Merger (sometimes hereinafter referred to as the “Surviving Entity”). The Merger shall have the effects specified in Section 259 of the Delaware General Corporation Law (the “DGCL”).

1.2 The Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place (a) at the offices of Goodwin Procter LLP, Exchange Place, Boston, Massachusetts, at 10:00 a.m., local time, on the first business day immediately following the day on which the last of the conditions set forth in Article 8 shall be fulfilled or waived in accordance herewith (excluding the delivery of any documents to be delivered at the Closing by any of the parties so long as the requirement to deliver such documents is susceptible of being satisfied) or (b) at such other time, date or place as the parties hereto may agree. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”

1.3 Effective Time. If all the conditions to the Merger set forth in Article 8 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in Article 9, the parties hereto shall cause a Certificate of Merger satisfying the requirements of the DGCL to be properly executed, verified and delivered for filing in accordance with the DGCL on the Closing Date. The Merger shall become effective upon the endorsement of the filing date of the Certificate of Merger by the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time which the parties hereto shall have agreed upon and designated in such filing in accordance with the DGCL as the effective time of the Merger (the “Effective Time”).

1.4 Tax Consequences. It is intended that the Merger will constitute a taxable purchase of the stock of the Seller by Buyer for federal income tax purposes and will not constitute a reorganization within the meaning of Section 368(a) of the Code. The Buyer and Seller will each treat the Merger as a taxable purchase and sale of stock and report consistently therewith for federal, state, local and foreign income tax purposes. Neither the Buyer nor Seller will knowingly take any action that would cause the Merger not to qualify as a taxable purchase and sale of stock.

ARTICLE 2 – CHARTER AND BYLAWS OF THE SURVIVING ENTITY

2.1 Charter. The Certificate of Incorporation of the Surviving Entity immediately following the Effective Time shall be amended and restated in its entirety to be identical to the Certificate of Incorporation of Buyer immediately prior to the Effective Time, except that (i) the name of the corporation set forth therein shall be changed to the name of the Seller and (ii) the identity of the incorporator shall be deleted.

2.2 Bylaws. The Bylaws of the Surviving Entity immediately following the Effective Time shall be amended and restated in its entirety to be identical to the Bylaws of Buyer immediately prior to the Effective Time, except that the name of the corporation set forth therein shall be changed to the name of the Seller.

ARTICLE 3 – DIRECTORS AND OFFICERS OF THE SURVIVING ENTITY

3.1 Directors. The directors of Buyer immediately prior to the Effective Time shall be the directors of the Surviving Entity as of the Effective Time, to hold office until such time as such directors resign, are removed or their respective successors are duly elected or appointed and qualified.

3.2 Officers. The officers of Buyer immediately prior to the Effective Time shall be the officers of the Surviving Entity as of the Effective Time, to hold office until such time as such officers resign, are removed or their respective successors are duly elected or appointed and qualified.

ARTICLE 4 – EFFECTS OF THE MERGER; EXCHANGE OF CERTIFICATES

4.1 Effect on the Seller Common Shares.

(a) At the Effective Time, each Seller Common Share issued and outstanding immediately prior to the Effective Time (other than those Seller Common Shares to be canceled pursuant to Section 4.1(c) hereof and Dissenting Shares (as defined in Section 4.3)) shall, by virtue of the Merger and without any action on the part of Seller, Buyer or the holders of any of the securities of any of these entities, be converted into the right to receive $12.00 in cash (as adjusted for stock splits, stock dividends, combinations and the like), without interest (the “Merger Consideration”).

(b) As a result of the Merger and without any action on the part of the holder thereof, at the Effective Time, all Seller Common Shares converted pursuant to Section 4.1(a) shall cease to be outstanding, shall be canceled and retired and shall cease to exist and each holder of a certificate representing any Seller Common Shares (a “Certificate”) shall thereafter cease to have any rights with respect to such Seller Common Shares, except the right to receive the Merger Consideration upon the surrender of such Certificate.

(c) At the Effective Time, each Seller Common Share issued and held in Seller’s treasury, if any, and each Seller Common Share held by Buyer, if any, by virtue of the Merger and without any action on the part of Seller, Buyer or the holders of any of the securities of any of these entities, shall cease to be outstanding, shall be canceled and retired and shall cease to exist and no payment of any consideration shall be paid with respect thereto.

4.2 Effect on Capital Stock of Buyer. At the Effective Time, each share of common stock, par value $0.01 per share, of Buyer (the “Buyer Common Shares”) issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Seller, Buyer or the holders of any of the securities of any of these entities, be converted into and become one fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Entity and each share of Series A Redeemable Preferred Stock, par value $0.01 per share, of Buyer (the “Buyer Preferred Shares”) issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Seller, Buyer or the holders of any of the securities of any of these entities, be converted into and become one fully paid and non-assessable share of Series A Redeemable Preferred Stock, par value $0.01 per share, of the Surviving Entity with all the rights and privileges set forth in the Certificate of Incorporation of the Surviving Entity in accordance with Section 2.1.

4.3 Dissenting Shares. For purposes of this Agreement, “Dissenting Shares” means Seller Common Shares held as of the Effective Time by a stockholder of Seller who has not voted such Seller Common Shares in favor of the approval and adoption of this Agreement and the Merger and with respect to which appraisal shall have been duly demanded and perfected in accordance with applicable law and not effectively withdrawn or forfeited prior to the Effective Time. Dissenting Shares shall not be converted into or represent the right to receive the Merger Consideration, unless such stockholder of Seller shall have forfeited his, her or its right to appraisal under applicable law or properly withdrawn, his, her or its demand for appraisal. If such dissenting stockholder has so forfeited or withdrawn his, her or its right to appraisal of Dissenting Shares, then (i) as of the occurrence of such event, such holder’s Dissenting Shares shall cease to be Dissenting Shares and shall be converted into and represent the right to receive the Merger Consideration in respect of such Seller Common Shares pursuant to Section 4.1.

The Seller shall give the Buyer (i) prompt notice of any written demands for appraisal of any Seller Common Shares, withdrawals of such demands, and any other instruments that relate to such demands received by the Seller and (ii) the opportunity, prior to the Effective Time to participate at its own expense, and after the Effective Time, direct all negotiations and proceedings with respect to demands for appraisal under applicable law. The Seller shall not, except with the prior written consent of the Buyer (which consent will not be unreasonably withheld), make any payment with respect to any demands for appraisal of Seller Common Shares or offer to settle or settle any such demands.

4.4 Stock Options; Employee Stock Purchase Plan; Warrants Non-Plan Options.

(a) Pursuant to Section 11(c) of Seller’s 1999 Stock Plan (the “1999 Plan”), if the Buyer does not assume the outstanding Seller Options (as defined below) thereunder at the Effective Time, all Seller Options thereunder shall become immediately vested as of, and expire if not exercised at or prior to, the Effective Time. Pursuant to Section 10 of Seller’s 2000 Equity Incentive Plan (the “2000 Plan”), if the Buyer does not assume the outstanding Seller Options thereunder at the Effective Time, then the Seller Options shall expire at such time and on such conditions as the Seller Board may determine. At the Effective Time, Buyer shall not assume any outstanding option (collectively, the “Seller Options”) to purchase Seller Common Shares granted under the 1999 Plan and 2000 Plan (collectively, the “Seller Option Plans”) and shall not substitute any equivalent option or right for any such Seller Option and the Seller Board has determined that all outstanding Seller Options issued under the 2000 Plan shall be canceled, without any acceleration of vesting, if unexercised as of the Effective Time. Accordingly, subject to the following sentence, (a) each outstanding Seller Option issued under the 1999 Plan shall vest completely as of the Effective Time and, if not thereafter exercised, shall be canceled, and (b) each outstanding Seller Option issued under the 2000 Plan that is not exercised as of the Effective Time shall, at the Effective Time, be canceled and no outstanding Seller Option under the 2000 Plan shall be subject to accelerated vesting other than as described in Section 5.3 of the Seller Disclosure Letter. In accordance with Section 4.5(c), the portion of each Seller Option outstanding immediately prior to the Effective Time that is vested and exercisable for Seller Common Shares (including, without limitation, Seller Options whose terms provide for accelerated vesting contingent upon the Closing (which are described in Section 5.3 of the Seller Disclosure Letter) and all outstanding Seller Options issued under the 1999 Plan that are not exercised at or prior to the Effective Time), will by virtue of the Merger and at the Effective Time, and without further action on the part of any holder thereof, be converted into the right to receive, as consideration for cancellation of each such Seller Option, cash (without interest) in an amount equal to the product of (i) the number of Seller Common Shares receivable upon exercise of such Seller Option and (ii) the Merger Consideration less the exercise price per share attributable to such Seller Option; provided, however, that pursuant to Section 4.7, the Surviving Entity and the Buyer shall be entitled to deduct and withhold from such payment made to the holder of a Seller Option any federal and state income and employment-related Taxes (as defined in Section 5.11 hereof) that would have been imposed on such holder if such holder had exercised its Seller Options immediately prior to the Effective Time (whether or not such Seller Options were exercisable immediately prior to the Effective Time). Notwithstanding the foregoing, if the exercise price per share provided for in any such canceled Seller Option equals or exceeds the Merger Consideration, no cash shall be paid with regard to such canceled Seller Option to the holder of such canceled Seller Option. Subject to Section 7.2, Seller shall take all commercially reasonable actions necessary to ensure that (i) all Seller Options, to the extent not exercised prior to the Effective Time, shall terminate and be canceled as of the Effective Time and thereafter shall be of no further force or effect, (ii) no Seller Options are granted after the date hereof, and (iii) the Seller Option Plans and any and all other outstanding option arrangements or plans of Seller shall terminate as of the Effective Time.

(b) Seller has suspended the Offering Period that would have commenced May 1, 2003 under its Employee Stock Purchase Plan (the “ESPP”) and will not permit this Offering Period nor any other Offering Period from commencing following April 30, 2003. Capitalized terms in this Section, if not otherwise defined in this Agreement, have the meanings ascribed to them in the ESPP.

(c) In connection with the Merger, each outstanding warrant (collectively, the “Seller Warrants”) to purchase Seller Common Shares and option to purchase Seller Common Shares not under any Seller Option Plan (“Non-Plan Options”), which has not been exercised by the Effective Time, shall, at the Effective Time, be canceled to the extent such securities allow the Seller to unilaterally terminate them in connection with the Merger or to the extent that such securities do not allow Seller to unilaterally terminate them, Seller shall use all commercially reasonable efforts to cause such holders to agree to cancel or exercise their Seller Warrants or Non-Plan Options, as the case may be, at or prior to the Effective Time. Subject to the next sentence of this Section 4.4(c), each Seller Warrant and Non-Plan Option (other than Seller Warrants and Non-Plan Options whose terms do not provide that they can be canceled and whose holders have not agreed to cancel such Seller Warrants or Non-Plan Options) (each, a “Cancelable Warrant or Option”) that has not been exercised as of the Effective Time, shall, at the Effective Time, be canceled; provided, however, in accordance with Section 4.5(c), the holders thereof shall be entitled to receive, as consideration for cancellation of each such Cancelable Warrant or Option, cash (without interest) in an amount equal to the product of (i) the number of vested and exercisable Seller Common Shares receivable upon exercise of such Cancelable Warrant or Option and (ii) the Merger Consideration less the exercise price per share attributable to such Seller Warrant or Non-Plan Option; provided, further, that pursuant to Section 4.7, the Surviving Entity and the Buyer shall be entitled to deduct and withhold from such payment made to the holder of a Cancelable Warrant or Option any federal and state income and employment-related Taxes (as defined in Section 5.11 hereof) that would have been imposed on such holder if such holder had exercised its Cancelable Warrants or Options immediately prior to the Effective Time (whether or not such Cancelable Warrants or Options were exercisable immediately prior to the Effective Time). Notwithstanding the foregoing, if the exercise price per share provided for in any Cancelable Warrant or Option equals or exceeds the Merger Consideration, no cash shall be paid with regard to such Cancelable Warrant or Option to the holder of such Cancelable Warrants or Option. At and following the Effective Time, subject to the limitations set forth in the first sentence of this Section 4.4(c), all outstanding Cancelable Warrants and Options shall automatically be canceled and terminated. Subject to Section 7.2, Seller shall take all reasonable actions necessary to ensure that (i) all Seller Warrants and Non-Plan Options, to the extent not exercised prior to the Effective Time, shall terminate and be canceled as of the Effective Time and thereafter shall be of no further force or effect and (ii) no Seller Warrants and Non-Plan Options are granted after the date hereof. Seller acknowledges and agrees that any Seller Warrants or Non-Plan Options that are not Cancelable Warrants or Options will, automatically in accordance with their terms, adjust as of the Effective Time to represent solely the right to receive, upon exercise and payment of the applicable exercise price, cash (without interest) in an amount equal to the product of (i) the number of Seller Common Shares receivable upon exercise of such Seller Warrant or Non-Plan Option and (ii) the Merger Consideration (the “Payment”). If exercised after the Effective Time, each Seller Warrant or Non-Plan Option that is not a Cancelable Warrant or Option will be paid in accordance with its terms by the Exchange Agent or the Surviving Entity.

4.5 Exchange of Certificates Representing Seller Common Shares; Seller Options; Seller Warrants; Non-Plan Options.

(a) Promptly following the Closing and no later than immediately prior to the Effective Time), Buyer shall deposit, or shall cause to be deposited, with an exchange agent selected by Buyer on or prior to the Effective Time (the “Exchange Agent”), for the benefit of the holders of Seller Common Shares and for exchange in accordance with this Article 4, cash in an amount sufficient to pay the Merger Consideration (such cash being hereinafter referred to as the “Exchange Fund”) payable pursuant to Section 4.1 and this Section 4.5 in exchange for outstanding Seller Common Shares.

(b) Promptly following the Effective Time, Buyer shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Buyer may reasonably specify and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration, pursuant to Section 4.1(a) hereof, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Seller Common Shares which is not registered in the transfer records of Seller, the Merger Consideration may be paid to such a transferee if the Certificate representing such Seller Common Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

(c) Promptly after the Effective Time, Buyer shall cause the Exchange Agent to mail to each holder of record of a Seller Option, Seller Warrant or Non-Plan Option as of immediately prior to the Effective Time an acknowledgement and release form which shall notify the holder that payment of the amounts payable in cancellation of such security pursuant to Section 4.4(a) or (c), as applicable, will be made only upon delivery of such form to Surviving Entity and which document shall be in such form and have such other provisions as Surviving Entity may reasonably specify. Upon delivery of such form to the Surviving Entity, duly executed and completed in accordance with the instructions thereto, the holder of such Seller Option, Seller Warrant or Non-Plan Option shall be entitled to receive the amounts payable in cancellation of such security pursuant to Section 4.4(a) or (c), as applicable, and such form shall forthwith become the property of the Surviving Entity. In the event of a transfer of ownership of such canceled securities which is not registered in the transfer records of Seller, the Surviving Entity may condition delivery of its payment to the Exchange Agent related to such transferee’s canceled security upon its receipt of the canceled security, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable security transfer taxes have been paid.

(d) At and after the Effective Time, there shall be no transfers on the stock transfer books of Seller of the Seller Common Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Entity, they shall be canceled and exchanged for the Merger Consideration in accordance with this Section 4.5.

4.6 Return of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the former stockholders of Seller six months after the Effective Time shall be delivered to the Surviving Entity. Any former stockholders of Seller who have not theretofore complied with this Article 4 shall thereafter look only to the Surviving Entity for payment of the Merger Consideration, as determined pursuant to this Agreement. None of Buyer, Seller, the Exchange Agent or any other Person shall be liable to any former holder of Seller Common Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Entity, the posting by such Person of a bond in such reasonable amount as the Surviving Entity may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent or the Surviving Entity will pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration.

4.7 Withholding of Tax. The Surviving Entity or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration such amount as the Surviving Entity, or any affiliate of the Surviving Entity, or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Entity or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of a Certificate in respect of which such deduction and withholding was made by the Surviving Entity or the Exchange Agent.

ARTICLE 5 – REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this Article 5 are true and correct as of the date of this Agreement and as of the Closing Date, except as set forth in the disclosure letter addressed and delivered by Seller to the Buyer concurrently with the parties’ execution of this Agreement (the “Seller Disclosure Letter”). The Seller Disclosure Letter is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article 5, and the disclosures in any section or paragraph of the Seller Disclosure Letter shall qualify only the corresponding paragraph in this Article 5, unless and to the extent the relevance to other representations and warranties is reasonably apparent from the face of the disclosed exception. For all purposes of this Agreement, the statements contained in the Seller Disclosure Letter will also be deemed to be representations and warranties made and given by Seller under this Article 5.

5.1 Existence; Good Standing; Authority; Compliance With Law.

(a) Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Seller is duly licensed or qualified to do business as a foreign entity and is in good standing under the laws of any other state of the United States in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary (which states are listed in Section 5.1 of the Seller Disclosure Letter) other than in such jurisdictions where the failure to so qualify has not had or would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, results of operations, properties, assets, liabilities (contingent or otherwise) or financial condition of Seller and the Seller Subsidiaries taken as a whole, excluding from the foregoing any effect resulting directly from (i) general changes in the economy or financial markets of the United States or in the video-gaming industry in which Seller operates other than those that would have a disproportionate effect, relative to other industry participants, on the Seller, or (ii) any acts of terrorism or war (whether or not declared) other than those that would have a disproportionate effect, relative to other industry participants, on the Seller, or (iii) continued financial losses incurred by Seller consistent with the projections attached in Section 5.1 of the Seller Disclosure Letter, or (iv) any action or inaction required of Seller under Article 7 hereof, (a “Seller Material Adverse Effect”). Seller has all requisite corporate power and authority to own, operate, lease and encumber its assets and properties and carry on its business as now conducted and to own and use the properties and assets owned and used by it. The Seller has furnished to the Buyer complete and accurate copies of its Certificate of Incorporation and Bylaws each as amended to date. The Seller is not in violation of any provision of its Certificate of Incorporation or Bylaws, and such Certificate and Bylaws are in full force and effect.

(b) Neither Seller nor any of the Seller Subsidiaries is in violation of any order of any court, governmental authority or arbitration board or tribunal, or any law, ordinance, governmental rule or regulation to which Seller or any Seller Subsidiary or any of their respective properties or assets is subject, except where such violation has not had or would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect. Seller and the Seller Subsidiaries have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental regulations in connection with their business as now conducted (“Permits”), except where the failure to obtain any such license, permit or authorization or to take any such action, individually or in the aggregate, has not had or could not reasonably be expected to have a Seller Material Adverse Effect. Seller has at all times conducted its business in compliance with the Permits except as, individually or in the aggregate, could not reasonably be expected to have a Seller Material Adverse Effect.

5.2 Authorization, Validity and Effect of Agreements. Seller has the requisite power and authority to enter into the transactions contemplated hereby, to execute and deliver this Agreement and to perform its obligations hereunder. The Special Committee has, by resolutions duly adopted by unanimous vote of its members, (i) determined that (A) the Merger is advisable and in the best interests of Seller and its stockholders (other than the Continuing Stockholders), and (B) the Merger Consideration to be received for outstanding Seller Common Shares and outstanding options and warrants to purchase Seller Common Shares in the Merger is fair to the securityholders of Seller who will be entitled to receive such Merger Consideration (other than the Continuing Stockholders), (ii) recommended that the Seller Board approve and adopt this Agreement, the Merger and the other transactions contemplated hereby, and (iii) recommended approval and adoption by the stockholders of Seller of this Agreement and the transactions contemplated hereby. The Seller Board has, by resolutions duly adopted by unanimous vote of its members (other than the Continuing Stockholders), approved and adopted this Agreement, the Merger and the transactions contemplated hereby and has agreed to recommend that the holders of Seller Common Shares approve and adopt this Agreement, the Merger and the transactions contemplated hereby at the Stockholders Meeting (as defined in Section 7.3(e) hereof), which will be held in accordance with the provisions of Section 7.3. In connection with the foregoing, the Seller Board has taken such actions and votes as are necessary on its part to render the provisions of Section 203 of the DGCL and all other takeover statutes applicable to Delaware corporations and any other applicable takeover statutes of any other state, inapplicable to this Agreement, the Merger and the transactions contemplated by this Agreement. The execution and delivery by Seller of this Agreement and, subject only to the approval of this Agreement and the transactions contemplated hereby by the holders of a majority of the outstanding Seller Common Shares, the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Seller and no other corporate proceedings on the part of the Seller are necessary to authorize this Agreement and the transactions contemplated hereby, other than the filing of the Certificate of Merger. This Agreement constitutes the valid and legally binding obligations of Seller enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

5.3 Capitalization.

(a) The authorized capital shares of Seller consists of (a) 100,000,000 Seller Common Shares, of which 2,270,750 shares are issued and outstanding and 270,501 shares are held in treasury, 437,965 shares are reserved for issuance under outstanding Seller Options, 45,836 shares are reserved for issuance under outstanding Non-Plan Options and 92,215 shares are reserved for issuance under the Seller Warrants and (b) 5,000,000 shares of preferred stock, par value $0.001 per share (the “Seller Preferred Shares” and together with the Seller Common Shares, the “Seller Shares”), of which no shares are issued and outstanding. All such issued and outstanding Seller Common Shares are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and were issued in compliance with applicable federal and state securities laws. Except for the Seller Options, the Non-Plan Options and the Seller Warrants (all of which are listed in Section 5.3 of the Seller Disclosure Letter), there are not any existing or authorized options, warrants, calls, subscriptions, convertible securities, or other rights, agreements or commitments which obligate Seller to issue, transfer or sell any shares of its capital stock. Section 5.3 of the Seller Disclosure Letter sets forth a complete and accurate list of all outstanding Seller Options, Non-Plan Options and Seller Warrants, indicating (A) the holder thereof, (B) the number of Seller Shares subject to each Seller Option, Non-Plan Options and Seller Warrants, (C) the exercise price, date of grant, vesting schedule and expiration date for each Seller Option, Non-Plan Option and Seller Warrant, and (D) any terms regarding the acceleration of vesting, and (iii) all stock option plans and other stock or equity-related plans of the Seller. Section 5.3 of the Seller Disclosure Letter includes a summary of the aggregate Seller Options (and Non-Plan Options) vested as of certain dates specified therein. All Seller Shares that may be issued upon exercise of Seller Options, Non-Plan Options or Seller Warrants, will be (upon issuance in accordance with their terms), duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Seller. There are no agreements or understandings to which Seller or any Seller Subsidiary is a party or by which they are bound with respect to the voting (including without limitation voting trusts or proxies) of any Seller Common Shares or the sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Seller, nor does Seller have knowledge of any other agreements or understandings with respect to the voting of any such shares or transfer of any such securities. Seller has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of Seller on any matter. Except as set forth on Section 5.3(a) of the Seller Disclosure Letter, there are no outstanding contractual obligations of Seller or any Seller Subsidiary to repurchase, redeem or otherwise acquire any capital shares, partnership interests or any other securities of Seller or any Seller Subsidiary. No dividends have been declared with respect to Seller Common Shares. Except as set forth on Section 5.3(a) of the Seller Disclosure Letter, neither Seller nor any Seller Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register any of their securities under the Securities Act of 1933, as amended (the “Securities Act”). After the Effective Time, the Surviving Entity will have no obligation to issue, transfer or sell any capital shares or other interests of Seller or the Surviving Entity pursuant to any Seller Option Plan or any other Seller Benefit Plan (as defined in Section 5.17 hereof).

(b) Except as set forth in Section 5.3(b) of the Seller Disclosure Letter, all participants in the ESPP have executed and delivered to Seller a waiver of all rights to purchase Seller Common Shares pursuant to the ESPP following the date hereof and no other individual has any right to purchase any Seller Common Shares pursuant to the ESPP.

5.4 Subsidiaries

(a) Section 5.4 of the Seller Disclosure Letter sets forth the following information for each corporation, partnership, joint venture or other entity in which Seller has, directly or indirectly, an equity interest representing 50% or more of the capital stock thereof or other equity interests therein (individually, a “Seller Subsidiary” and, collectively, the “Seller Subsidiaries”): (i) its name and jurisdiction of incorporation or organization; (ii) the jurisdictions in which such entity is qualified to conduct business; (iii) its authorized capital stock; and (iv) the number of issued and outstanding shares of capital stock.

(b) Each of the Seller Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, has the corporate power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification other than in such jurisdictions where the failure to so qualify has not had or would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect. Seller owns directly all of the outstanding shares of capital stock or other equity interests of each of the Seller Subsidiaries. Each of the outstanding shares of capital stock in each of the Seller Subsidiaries is duly authorized, validly issued, fully paid and nonassessable. Except as set forth in Section 5.4 of the Seller Disclosure Letter, all of the outstanding shares of capital stock of each of the Seller Subsidiaries is owned, directly or indirectly, by Seller free and clear of all liens, pledges, security interests, claims, options or other encumbrances (other than liens for taxes, assessments and other governmental charges not yet due and payable) and neither Seller nor any Seller Subsidiary has any agreement or commitment to sell or transfer any of such stock or interests. The Seller has delivered to the Buyer complete and accurate copies of the charter, bylaws or other organizational documents of each Subsidiary. No Subsidiary is in default under or in violation of any provision of its charter, bylaws or other organizational documents. There are no outstanding or authorized options, warrants, rights, agreements or commitments to which Seller or any Seller Subsidiary is a party or which are binding on any of them providing for the issuance, disposition, transfer or acquisition of any capital stock of any Subsidiary. There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Subsidiary. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of any Subsidiary.

5.5 Other Interests. Except for interests in the Seller Subsidiaries as set forth in Section 5.4 of the Seller Disclosure Letter, neither Seller nor any Seller Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, trust or other entity (other than investments in short-term investment securities).

5.6 No Violation. Subject to the filing of the Certificate of Merger as required by the DGCL and to the requirements of the California Corporations Code, neither the execution and delivery by Seller of this Agreement nor the consummation by Seller of the transactions contemplated hereby in accordance with its terms, will: (i) conflict with or result in a breach of any provisions of Certificate of Incorporation or Bylaws of the Seller or the charter, bylaws or other organizational documents, of any Seller Subsidiary; (ii) except as set forth on Section 5.6 of the Seller Disclosure Letter, conflict with, result in a breach or violation of, constitute a default under, or the triggering of any payment or other material obligations (including, without limitation, obligations to give notice) pursuant to, or accelerate vesting under, the Seller Option Plans, or any grant or award made thereunder or any Non-Plan Option or Seller Warrant; (iii) except as set forth in Section 5.6 of the Seller Disclosure Letter and except as would not reasonably be expected to have a Seller Material Adverse Effect, conflict with, or result in a breach or violation of any provision of, or constitute a default (or an event which, with due notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or modification, or cancellation of, or accelerate the performance required by, or require any notice, consent or waiver under or result in the creation of any lien, security interest, charge or encumbrance (a “Security Interest”) upon any of the properties or assets of Seller or the Seller Subsidiaries under, or result in being declared void, voidable or without further binding effect, any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Seller or any of the Seller Subsidiaries is a party, or by which Seller or any of the Seller Subsidiaries is bound or affected; or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Seller, any Seller Subsidiary or any of their properties or assets, except where such violation would not reasonably be expected to have a Seller Material Adverse Effect; or (v) other than the filings provided for in Article 1 of this Agreement, or required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and The Nasdaq Stock Market, Inc. (collectively, the “Regulatory Filings”), require any consent, approval, permit or authorization of, or declaration, filing or registration with, any court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority or agency (a “Governmental Entity”) (including without limitation, any pre-merger notification filing required pursuant to the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the “HSR Act”)), except where the failure to obtain any such consent, approval, permit or authorization of, or declaration, filing or registration with, any governmental or regulatory authority could not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect or would not reasonably be expected to prevent the consummation of the transactions contemplated hereby.

5.7 SEC Documents. Seller has filed with the United States Securities and Exchange Commission (the “SEC”) all forms, reports, schedules, statements and other documents required to be filed by it since March 20, 2000 (as such documents have been amended since the time of their filing, collectively, the “Seller Reports”). As of their respective dates or, if amended, as of the date of the last such amendment, the Seller Reports, including, without limitation, any financial statements or schedules included therein, complied in all material respects with the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Seller Reports (collectively, the “Securities Laws”), and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Seller Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Sections 13 or 15 of the Exchange Act. The financial statements of the Seller included in the Seller Reports have been prepared from, and are in accordance with, the books and records of Seller and its consolidated subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position and the consolidated results of operations and cash flows of Seller and its consolidated subsidiaries as at the dates thereof or for the periods presented therein.

5.8 Litigation. Except as disclosed in Section 5.8 of the Seller Disclosure Letter, there is no suit, action, demand or proceeding pending or, to the knowledge of Seller, threatened against or affecting Seller or any Seller Subsidiary or any of their respective assets or properties by any Person nor is there any judgment, decree, preliminary or permanent injunction, rule or order of any Governmental Entity or arbitrator outstanding against or affecting Seller or any Seller Subsidiary or any of their respective assets or properties or that could prevent the consummation of any of the transactions contemplated by this Agreement. To the knowledge of Seller, there is no action, suit, proceeding or investigation pending or threatened against any current or former officer, director, employee or agent of the Seller or any Seller Subsidiary (in his or her capacity as such) which gives or could, individually or in the aggregate, reasonably be expected to give rise to a claim for contribution or indemnification (including for advancement of expenses) against Seller or any Seller Subsidiary.

5.9 Undisclosed Liabilities. Except as set forth in Section 5.9 of the Seller Disclosure Letter, none of Seller and the Seller Subsidiaries, taken as a whole, has any liability (whether known or, to the knowledge of Seller, unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Seller’s most recent audited balance sheet included in Seller’s most recently filed Seller Report (the “Most Recent Balance Sheet”), (b) liabilities which have arisen since the Most Recent Balance Sheet Date in the ordinary course of business (c) contractual and other liabilities incurred in the ordinary course of business consistent with prior practice which are not required by GAAP to be reflected on a balance sheet in order for such balance sheet to fairly present in all material respects the financial condition of Seller on the date thereof; and (d) liabilities related to this Agreement or incurred in connection with the transactions contemplated hereby.

5.10 Absence of Certain Changes or Events. Except as disclosed in Section 5.10 of the Seller Disclosure Letter, since the date of the most recent audited financial statements included in the Seller Reports, Seller and the Seller Subsidiaries have conducted their business only in the ordinary course consistent with prior practice and there has not been (a) any change or changes which, individually or in the aggregate, had or could be reasonably expected to have a Seller Material Adverse Effect, nor has there been any occurrence or circumstance that, with the passage of time, could, individually or in the aggregate, reasonably be expected to result in a Seller Material Adverse Effect, (b) any authorization, declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property) with respect to the Seller Common Shares, or other equity interests in a Seller Subsidiary (other than a wholly-owned subsidiary), (c) any split, combination or reclassification of the Seller Common Shares or any issuance or any redemption or other acquisition by the Seller or any Seller Subsidiary of any equity securities or the authorization of any issuance or any redemption or other acquisition by the Seller or any Seller Subsidiary of any equity securities of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of capital stock of Seller or any issuance of an ownership interest in, any Seller Subsidiary, (d) any damage, destruction or loss, whether or not covered by insurance, that, individually or in the aggregate, has had or would reasonably be expected to have a Seller Material Adverse Effect, (e) any change in accounting methods, principles or practices by Seller or any Seller Subsidiary materially affecting its assets, liabilities or business, except insofar as may have been required by a change in GAAP, or (f) any amendment of any written employment, consulting, severance, retention, indemnification or any other agreement or arrangement between Seller or any Seller Subsidiary and any officer or director of Seller or any Seller Subsidiary.

5.11 Taxes.

(a) Seller and each Seller Subsidiary has paid or caused to be paid or reserved for, or adequate provision will be made therefore as of the Closing Date and disclosed to Buyer within five (5) business days prior to the Effective Time, all material federal, state, provincial, local and foreign taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to another’s Tax liability) imposed by any government or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, gross assets, property, sales, use, capital stock, payroll, employment, social security, worker’s compensation, disability, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes; license, registration and documentation fees; and duties, tariffs and similar charges (collectively, “Taxes”), required to be paid by it whether or not shown on any Tax Return (as defined in Section 5.11(c)).

(b) Except as set forth in Section 5.11(b) of the Seller Disclosure Letter, Seller and each of the Seller Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c) Seller and each Seller Subsidiary has in accordance with applicable law and regulations timely filed (taking into account any extensions of time to file before the date hereof) all material reports, returns, declarations, claims for refund, statements or other information required to be supplied to any taxing authority in connection with Taxes (collectively, “Tax Returns”), and all such Tax Returns correctly and accurately set forth the amount of any Taxes relating to the applicable period. A complete and accurate list of all Tax Returns filed with respect to Seller and the Seller Subsidiaries for taxable periods ended on or after May 31, 2000, is set forth in Section 5.11(c) of the Seller Disclosure Letter. Seller has delivered to Buyer true, complete and accurate copies of all Tax Returns filed by Seller and any Seller Subsidiary within the last 2 years, and of all examination reports and statements of deficiencies assessed against or agreed to by Seller or any Seller Subsidiary with respect to such Tax Returns.

(d) Except as set forth in Section 5.11(d) of the Seller Disclosure Letter, to the knowledge of Seller and each Seller Subsidiary, neither the Internal Revenue Service (“IRS”) nor any other governmental authority is now asserting in writing or, asserting or threatening to assert against Seller or any Seller Subsidiary any deficiency or claim for additional Taxes. No material claim has ever been made by an authority in a jurisdiction where Seller or a Seller Subsidiary does not file reports and returns that Seller or such Seller Subsidiary is or may be subject to taxation by that jurisdiction. There are no publicly filed or recorded security interests on any of the assets of Seller and Seller Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Taxes that are due and payable.

(e) Except as set forth in Section 5.11(e) of the Seller Disclosure Letter there has not been any audit of any Tax Return filed by Seller or any Seller Subsidiary, no audit of any Tax Return of Seller or any Seller Subsidiary is in progress, and neither Seller nor any Seller Subsidiary has been notified by any tax authority that any such audit is contemplated or pending. Except as set forth in Section 5.11(e) of the Seller Disclosure Letter, no extension of time with respect to any date on which a Tax Return was or is to be filed by Seller or any Seller Subsidiary is in force, and no waiver or agreement by Seller or any Seller Subsidiary is in force for the extension of time for the assessment or payment of any Taxes.

(f) Except as set forth in Section 5.11(f) of the Seller Disclosure Letter, the most recent audited financial statements contained in Seller SEC Reports (i) reflect an adequate reserve for all Taxes payable by Seller and Seller Subsidiaries for all taxable periods and portions thereof through the date of such financial statements in accordance with GAAP, whether or not shown as being due on any Tax Returns and (ii) the Taxes payable do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past practice of Seller and Seller Subsidiaries in filing their Tax Returns. Since the date of the most recent audited financial statements, neither Seller nor any Seller Subsidiary has incurred any material liability for Taxes arising from extraordinary gains or losses, as the term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(g) Neither Seller nor any Seller Subsidiary is a party to any agreement providing for the allocation, indemnification or sharing of Taxes with any person other than Seller or Seller Subsidiaries. Seller has provided Buyer with true, complete and accurate copies of any such agreements. There are no outstanding rulings or ruling requests with any taxing authority that would be binding on Seller.

(h) Neither Seller nor any Seller Subsidiary has any material liability for unpaid Taxes under Treasury Regulations Section 1.1502-6 (or comparable provisions of federal, state or local law) because it once was) a member of an “affiliated group” (as defined in Section

1504(a) of the Code), except for any group of which Seller and Seller Subsidiaries are the only members.

(i) Except as set forth in Section 5.11(i) of the Seller Disclosure Letter, none of the Seller and the Seller Subsidiaries (i) has made any payments, is obligated to make any payments or is a party to any agreement that under certain circumstances (including the consummation of the Transactions) could give rise directly or indirectly to the payment of any amount, or obligate it to make any payments that, individually or considered collectively with such other agreements, will not be deductible under Section 280G or 162(m) of the Code (or any similar provision of state, local or foreign law), (ii) has filed a consent under Section 341(f) of the Code concerning collapsible corporations or (iii) was, at any time during the period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(j) Neither the Seller nor any Seller Subsidiary will be required to include any material item of income in, or exclude any material deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) completed on or prior to the Closing Date; (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(k) To the Seller’s knowledge, neither Seller nor any Seller Subsidiary has been required to file a disclosure statement related to any reportable transaction within the meaning of Treasury Regulations Sections 1.6011-4 or any predecessor regulations thereunder. To the Seller’s knowledge, neither Seller nor any Seller Subsidiary has ever participated in any confidential corporate tax shelter after February 28, 2000 within the meaning of temporary Treasury Regulations Section 301.6111-2(a)(2) or any predecessor regulations thereunder.

(l) Neither Seller nor any Seller Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

5.12 Books and Records.

(a) The books of account and other financial records of Seller and each of the Seller Subsidiaries are true, complete and correct in all material respects, have been maintained in accordance with good business practices.

(b) The minute books and other records of Seller and each of the Seller Subsidiaries have been made available to Buyer, contain in all material respects accurate records of all meetings and accurately reflect in all material respects all other corporate action of the stockholders, and directors and any committees of the Seller Board and each of the Seller Subsidiaries and all actions of the partners, if any, of each of the Seller Subsidiaries.

5.13 Owned Real Property. Neither Seller nor any Seller Subsidiary owns any real property.

5.14 Real Property Leases. Section 5.14 of the Seller Disclosure Letter lists all real property leased or subleased to or by Seller or any Seller Subsidiary and lists the term of such lease, any extension and expansion options, and the rent payable thereunder. Seller has made available to Buyer complete and accurate copies of the leases and subleases (as amended to date) listed in Section 5.14 of the Seller Disclosure Letter. With respect to each lease and sublease listed in Section 5.14 of the Seller Disclosure Letter:

(a) the lease or sublease is legal, valid, binding, enforceable against Seller and in full force and effect;

(b) the consummation of the Merger and the transactions contemplated hereby will not result in any lease or sublease no longer continuing to be legal, valid, binding, enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;

(c) neither Seller nor any Seller Subsidiary nor, to the knowledge of Seller, any other party, is in material breach or violation of, or material default under, any such lease or sublease, and no event has occurred, is pending or, to the knowledge of Seller, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a material breach or default by Seller or any Seller Subsidiary or, to the knowledge of Seller, any other party under such lease or sublease;

(d) neither Seller nor any Seller Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any material interest in the leasehold or subleasehold, except with respect to subleases the Seller has entered into in connection with its restructuring activities set forth in Section 5.14(d) of the Seller Disclosure Letter; and

(e) Seller is not aware of any Security Interest, easement, covenant or other restriction applicable to the real property subject to such lease, except for recorded easements, covenants and other restrictions which do not materially impair the current uses or the occupancy by Seller or any Seller Subsidiary of the property subject thereto.

5.15 Environmental Matters. Seller and the Seller Subsidiaries currently are and at all times have been in material compliance with all Federal, state and local laws, ordinances, regulations and orders relating to the protection of the environment applicable to their properties, facilities and operations, and neither Seller nor any Seller Subsidiaries has any material liability under any environmental, health or safety law and, to the Seller’s knowledge, there is no contamination of any of its or any Seller Subsidiaries’ properties that could give rise to any material liability under environmental, health or safety law.

5.16 Intellectual Property

(a) Section 5.16 of the Seller Disclosure Letter contains a complete and accurate list of all Patents owned by Seller or used or held for use by Seller in the Business (“Seller Patents”), registered Marks and material unregistered Marks owned by Seller or used or held for use by Seller in the Business (“Seller Marks”) and registered Copyrights and material unregistered Copyrights owned by Seller or used or held for use by Seller in the Business (“Seller Copyrights”). Except as set forth in Section 5.16 of the Seller Disclosure Letter:

(i) Seller exclusively owns or possesses adequate and enforceable rights to use, without payment to a third party, all of the Intellectual Property Assets necessary for the operation of the Business, free and clear of all mortgages, pledges, charges, liens, equities, security interests, or other encumbrances or similar agreements; provided, however, that the foregoing representation and warranty is made to the knowledge of Seller with respect to the Patents contained in the Intellectual Property Assets;

(ii) all Seller Patents, Seller Marks and Seller Copyrights which are issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or in any similar office or agency anywhere in the world are currently in material compliance with formal legal requirements (including without limitation, as applicable, payment of filing, examination and maintenance fees, proofs of working or use, timely post-registration filing of affidavits of use and incontestability and renewal applications) and are valid and enforceable;

(iii) there are no pending, or, to the knowledge of Seller, threatened claims against any of Seller or its employees alleging that any of the Seller Intellectual Property Assets or the Business, infringes or conflicts with the rights of others under any Intellectual Property Assets (“Third Party Rights”);

(iv) neither the operation of the Business nor any Seller Intellectual Property Asset infringes or conflicts with any Third Party Right other than Patents and, to the knowledge of Seller, neither the operations of the Business nor any Seller Intellectual Property Asset infringes or conflicts with any Patent;

(v) Seller has not received any communications alleging that Seller has violated or, by conducting the Business, would violate any Third Party Rights or that any of the Seller Intellectual Property Assets is invalid or unenforceable;

(vi) no current or former employee or consultant of Seller owns any rights in or to any of the Seller Intellectual Property Assets;

(vii) to the knowledge of Seller, there is no violation or infringement by a third party of any of the Seller Intellectual Property Assets;

(viii) Seller has taken all reasonable security measures to protect the secrecy, confidentiality and value of all Seller Intellectual Property Assets that have

Trade Secrets owned by Seller or used or held for use by Seller in the Business (the “Seller Trade Secrets”), including, without limitation, requiring each Seller employee and consultant and any other person with access to Seller Trade Secrets to execute a binding confidentiality agreement, copies or forms of which have been provided to Buyer and, to the Seller’s knowledge, there has not been any breach by any party to such confidentiality agreements;

(ix) Seller has (A) not collected any personally identifiable information from any third parties, and (B) in connection with any collection of personally identifiable information described in Section 5.16 of the Seller Disclosure Letter, complied with all applicable regulations and its publicly available privacy policy (if any) relating to the collection, storage and onward transfer of all personally identifiable information collected by Seller or by third parties having authorized access to Seller’s databases or other records.

(b) For purposes of this Agreement,

(i) “Business” means the business of Seller as currently conducted and proposed to be conducted.

(ii) “Seller Intellectual Property Assets” means all Intellectual Property Assets owned by Seller or used or held for use by Seller in the Business. “Seller Intellectual Property Assets” includes, without limitation, the Products, Seller Patents, Seller Marks, Seller Copyrights and Seller Trade Secrets.

(iii) “Intellectual Property Assets” means:

(A) patents, patent applications, patent rights, and inventions and discoveries and invention disclosures (whether or not patented) (collectively, “Patents”);

(B) trade names, trade dress, logos, packaging design, slogans, Internet domain names, registered and unregistered trademarks and service marks and related registrations and applications for registration (collectively, “Marks”);

(C) copyrights in both published and unpublished works, including without limitation all compilations, databases and computer programs, manuals and other documentation and all copyright registrations and applications, and all derivatives, translations, adaptations and combinations of the above (collectively, “Copyrights”);

(D) know-how, trade secrets, confidential or proprietary information, research in progress, algorithms, data, designs, processes, formulae, drawings, schematics, blueprints, flow charts, models, strategies, prototypes, techniques, Beta testing procedures and Beta testing results (collectively, “Trade Secrets”); and

(E) goodwill, franchises, licenses, permits, consents, approvals, and claims of infringement against third parties.

5.16 Employee Benefit Plans

(a) Section 5.17 of the Seller Disclosure Letter sets forth a list of every Employee Program that has been maintained by Seller or any Seller Subsidiary at any time during the three-year period ending on the Closing Date.

(b) Each Employee Program which has ever been maintained by Seller or any Seller Subsidiary and which has been intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the IRS regarding its qualification under such section and has, in fact, been qualified under the applicable section of the Code from the effective date of such Employee Program through and including the Closing Date (or, if earlier, the date that all of such Employee Program’s assets were distributed) or, as indicated in Section 5.17 of the Seller Disclosure Letter, has a remaining period of time to apply for such determination or letter under IRS rules or regulations. No event or omission has occurred which would cause any Employee Program to lose its qualification or otherwise materially fail to satisfy the relevant requirements to provide tax-favored benefits under the applicable Code Section (including without limitation Code Sections 105, 125, 401(a) and 501(c)(9)). Each asset held under any such Employee Program may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability. No partial termination (within the meaning of Section 411(d)(3) of the Code) has occurred with respect to any Employee Program.

(c) Neither Seller nor any Seller Subsidiary knows, nor should any of them reasonably know, of any material failure of any party to comply with any laws applicable with respect to the Employee Programs that have ever been maintained by Seller or any Seller Subsidiary. With respect to any Employee Program ever maintained by Seller or any Seller Subsidiary, there has been no (i) “prohibited transaction,” as defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or Code Section 4975, (ii) material failure to comply with any provision of ERISA, other applicable law, or any agreement, or (iii) non-deductible contribution, which, in the case of any of (i), (ii), or (iii), could subject Seller or any Seller Subsidiary to material liability either directly or indirectly (including, without limitation, through any obligation of indemnification or contribution) for any damages, penalties, or taxes, or any other loss or expense. No litigation or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or threatened with respect to any such Employee Program. All payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable law) with respect to all Employee Programs ever maintained by Seller or any Seller Subsidiary, for all periods prior to the Closing Date, either have been made or have been accrued (and all such unpaid but accrued amounts are described on Section 5.17 of the Seller Disclosure Letter).

(d) Neither Seller nor any Seller Subsidiary (i) has ever maintained any Employee Program which has been subject to title IV of ERISA or Code Section 412 or ERISA Section 302, including, but not limited to, any Multiemployer Plan or (ii) has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA) or has ever promised to provide such post-termination benefits.

(e) With respect to each Employee Program maintained by Seller or any Seller Subsidiary within the three years preceding the Closing Date, complete and correct copies of the following documents (if applicable to such Employee Program) have previously been delivered to Buyer: (i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements) as they may have been amended to the date hereof; (ii) the most recent IRS determination or approval letter with respect to such Employee Program under Code Section 401(a) or 501(c)(9), and any applications for determination or approval subsequently filed with the IRS; (iii) the most recently filed IRS Forms 5500, with all applicable schedules and accountants’ opinions attached thereto; (iv) the most recent actuarial valuation reports completed with respect to such Employee Program; (v) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; (vi) any insurance policy (including any fiduciary liability insurance policy or fidelity bond) related to such Employee Program; (vii) any registration statement or other filing made pursuant to any federal or state securities law and (viii) all material correspondence to and from any state or federal agency within the last three years with respect to such Employee Program.

(f) Each Employee Program required to be listed on Section 5.17 of the Seller Disclosure Letter may be amended, terminated, or otherwise modified by Seller to the greatest extent permitted by applicable law, including the elimination of any and all future benefit accruals under any Employee Program and no written employee communications (including email) relating to any Employee Program or provision of any Employee Program document has failed to effectively reserve the right of Seller or any Seller Subsidiary to so amend, terminate or otherwise modify such Employee Program.

(g) Each Employee Program ever maintained by Seller or any Seller Subsidiary (including each non-qualified deferred compensation arrangement) has been maintained in material compliance with all applicable requirements of federal and state securities laws including (without limitation, if applicable) the requirements that the offering of interests in such Employee Program be registered under the Securities Act of 1933 and/or state “Blue Sky” laws.

(h) Each Employee Program ever maintained by Seller or any Seller Subsidiary has complied with the applicable notification and other applicable requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, Health Insurance Portability and Accountability Act of 1996, the Newborns’ and Mothers’ Health Protection Act of 1996, the Mental Health Parity Act of 1996, and the Women’s Health and Cancer Rights Act of 1998.

(i) For purposes of this section:

(i) “Employee Program” means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; (B) all stock option plans, stock purchase plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements (including any informal arrangements) not described in (A) above, including without limitation, any arrangement intended to comply with Code Section 120, 125, 127, 129 or 137; and (C) all plans or arrangements providing compensation to employee and non-employee directors. In the case of an Employee Program funded through a trust described in Code Section 401(a) or an organization described in Code Section 501(c)(9), or any other funding vehicle, each reference to such Employee Program shall include a reference to such trust, organization or other vehicle.

(ii) An entity “maintains” an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries).

(iii) “Multiemployer Plan” means an employee pension or welfare benefit plan to which more than one unaffiliated employer contributes and which is maintained pursuant to one or more collective bargaining agreements.

5.18 Labor Matters. Neither Seller nor any Seller Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the knowledge of Seller, threatened against Seller or any of the Seller Subsidiaries relating to their business, except for any such proceeding which, individually or in the aggregate, could not reasonably be expected to have a Seller Material Adverse Effect. To the knowledge of Seller, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Seller or any of the Seller Subsidiaries. There has been no “mass layoff” or “plant closing” as defined by the federal Worker Adjustment and Retraining Notification Act (“WARN”) with respect to Seller or any Seller Subsidiary within the twelve (12) months prior to the Effective Time.

5.19 No Brokers. Neither Seller nor any of the Seller Subsidiaries has entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of such entity or Buyer to pay any investment bank, financial advisor, or finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except that Seller has retained Alliant Partners as its financial advisor for the purpose of delivering a fairness opinion, as contemplated by Section 5.20. Other than the foregoing arrangements and Buyer’s arrangement with Alliant Partners, Seller is not aware of any claim for payment of any investment bank, financial advisor, or finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. A true and correct copy of the agreement between Seller and Alliant Partners has been delivered to Buyer.

5.20 Opinion of Financial Advisor. The Seller Board has received the opinion of Alliant Partners, to the effect that, as of the date hereof, the Merger Consideration is fair and just and reasonable to the holders of Seller Common Shares from a financial point of view, and has delivered a true and correct copy of such opinion to Buyer.

5.21 Related Party Transactions. Except as set forth in Section 5.21 of the Seller Disclosure Letter there are no written arrangements, agreements and contracts currently in effect entered into by Seller or any of the Seller Subsidiaries with any person who is an executive officer, director or affiliate of Seller or any of the Seller Subsidiaries, or any entity of which any of the foregoing is an affiliate, other than those arrangements, agreements and understandings which (i) are terminable by Seller upon no more than 30 days’ prior notice without payment of any premium or penalty or (ii) would not, individually or in the aggregate, reasonably be expected to create or result in a liability to Seller in excess of $10,000.

5.22 Contracts and Commitments. Section 5.22 of the Seller Disclosure Letter sets forth each material commitment, contractual obligation, borrowing, capital expenditure or transaction (each, a “Commitment”) entered into by Seller or any of the Seller Subsidiaries which may result in total payments by or liability of Seller or any Seller Subsidiary in excess of $50,000. A list of the foregoing is set forth in Section 5.22 of the Seller Disclosure Letter and the copies of such documents, which have previously been provided or made available to Buyer and its counsel, are true and correct. None of Seller or any of the Seller Subsidiaries has received any written notice of a default that has not been cured under any such Commitment or is in default respecting any payment obligations thereunder beyond any applicable grace periods except where such defaults, individually or in the aggregate, has not had or could not reasonably be expected to have a Seller Material Adverse Effect. All joint venture agreements to which Seller or any of the Seller Subsidiaries is a party are set forth in Section 5.22 of the Seller Disclosure Letter and neither Seller nor any of the Seller Subsidiaries is in default with respect to any obligations, except where such default could not, individually or in the aggregate reasonably be expected to have a Seller Material Adverse Effect.

5.23 Vote Required. The affirmative vote of the holders of a majority of the outstanding Seller Common Shares is the only vote required to approve and adopt this Agreement, the Merger and the other transactions contemplated hereby.

5.24 Insurance. Seller and each of the Seller Subsidiaries maintains insurance with financially responsible insurers in such amounts and covering such risks as are in accordance with normal industry practice for companies engaged in businesses similar to those of Seller and each of the Seller Subsidiaries (taking into account the cost and availability of such insurance). Section 5.24 of the Seller Disclosure Letter sets forth all insurance policies maintained by Seller or any Seller Subsidiaries (including the providers of such insurance policies) and all claims made under such policies since January 1, 2001 resulting in any payment by such insurance company in any amount greater than $10,000 for such claims or for all claims arising out of the same or similar incidents (in all cases including all outstanding claims as of the date hereof seeking payment in excess of $10,000 and the status thereof). All such insurance policies are in full force and effect, all premiums due and payable thereunder have been paid; and none of Seller or any of the Seller Subsidiaries is in material default thereunder. Except as set forth in Section 5.24 of the Seller Disclosure Letter, neither Seller nor any of the Seller Subsidiaries has received any written notice of cancellation or termination with respect to any such insurance policy of Seller or any of the Seller Subsidiaries.

5.25 HSR Act Filings. Neither the execution of this Agreement nor the consummation of the Merger requires any filing under the HSR Act.

5.26 Disclosure. The representations, warranties and statements made by Seller in this Agreement, the ancillary agreements and in the Seller Disclosure Letter and in the certificates and other documents delivered pursuant hereto do not contain any untrue statement of a material fact, and, when taken together, do not omit to state any material fact necessary to make such representations, warranties and statements, in light of the circumstances under which they are made, not misleading.

5.27 Definition of Seller’s Knowledge. As used in this Agreement, the phrase “to the knowledge of Seller” or “to the best knowledge of Seller” (or words of similar import) means the actual knowledge of those individuals identified in Section 5.27 of the Seller Disclosure Letter. Any such individual shall be deemed to have knowledge of a particular fact, circumstance, event or other matter if such knowledge could have been obtained by such individual after reasonable inquiry in connection with the performance of such individual’s ordinary duties to the Seller or from reasonable inquiry of the employees of Seller that directly report to such individual as a person charged with administrative or operational responsibility for Seller.

5.26 Disclaimer of Other Representations and Warranties. Seller does not make, and has not made, any representations or warranties in connection with the Merger and the transactions contemplated hereby other than those expressly set forth in this Agreement, the ancillary agreements and in the Seller Disclosure Letter and in the certificates and other documents delivered pursuant hereto. It is understood that any projections and other similar financial information otherwise delivered are not and shall not be deemed to be or to include representations and warranties of Seller.

ARITICLE 6 – REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article 6 are true and correct as of the date of this Agreement and as of the Closing Date, except as set forth in the disclosure letter addressed and delivered by Buyer to Seller concurrently with the parties execution of this Agreement (the “Buyer Disclosure Letter”). The Buyer Disclosure Letter is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article 6, and the disclosures in any section or paragraph of the Buyer Disclosure Letter shall qualify only the corresponding paragraph in this Article 6, unless and to the extent the relevance to other representations and warranties is reasonably apparent from the face of the disclosed exception. For all purposes of this Agreement, the statements contained in the Buyer Disclosure

Letter will also be deemed to be representations and warranties made and given by Buyer under this Article 6.

6.1 Existence; Good Standing; Authority; Subsidiaries. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted and to own and use the properties and assets owned and used by it. Buyer has no Subsidiaries.

6.2 Authorization, Validity and Effect of Agreements. Buyer has the requisite power and authority to enter into the transactions contemplated hereby and to execute and deliver this Agreement and to perform its obligations hereunder. The Board of Directors of Buyer has taken all necessary action to approve the consummation of the transactions contemplated by this Agreement. The execution and delivery by Buyer of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement constitutes the valid and legally binding obligations of Buyer enforceable against it in accordance with its respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

6.3 No Violation. Except as set forth in Section 6.3 of the Buyer Disclosure Letter, neither the execution and delivery by Buyer of this Agreement nor the consummation by Buyer of the transactions contemplated hereby in accordance with its terms, will: (i) conflict with or result in a breach of any provision of the charter or bylaws or other organizational documents of Buyer; (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties of Buyer under, or result in being declared void, voidable, or without further binding effect, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust or any license, franchise, permit, lease, contract, agreement or other instrument, commitment or obligation to which Buyer is a party, or by which Buyer or any of their properties is bound or affected, except for any of the foregoing matters which, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the business, results of operations, properties, assets, liabilities (contingent or otherwise), prospects or financial condition of Buyer (a “Buyer Material Adverse Effect”); or (iii) other than the Regulatory Filings, require any consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority except where the failure to obtain any such consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority could not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect or affect the consummation of the transactions contemplated by this Agreement.

6.4 Litigation. There is no suit, action, demand or proceeding pending or, to the knowledge of Buyer, threatened in writing against or affecting Buyer or any of its assets or properties that, individually or in the aggregate, could reasonably be expected to prevent the consummation of any of the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any court of Governmental Entity or arbitrator outstanding against Buyer or any of the Buyer Subsidiaries having, or which, insofar as reasonably can be foreseen, in the future would have, such effect.

6.5 Availability of Funds. Buyer has entered into that certain securities purchase agreement dated of even date herewith (the “Securities Purchase Agreement”) and related documents pursuant to which it will have available to it at the Effective Time, sources of capital sufficient to pay the aggregate Merger Consideration and to pay any other amounts payable by it pursuant to this Agreement.

6.6 No Brokers. Buyer has not entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of such entity or Seller to pay any investment bank, financial advisor or finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby. Other than Seller’s arrangement with Alliant Partners, Buyer is not aware of any claim for payment of any investment bank, financial advisor or finder’s fees, brokerage or agent’s commissions or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby.

6.7 HSR Act Filings. Neither the execution of this Agreement nor the consummation of the Merger requires any filing under the HSR Act.

6.8 Definition of Buyer’s Knowledge. As used in this Agreement, the phrase “to the knowledge of Buyer” or “to the best knowledge of Buyer” (or words of similar import) means the actual knowledge of those individuals identified in Section 6.8 of the Buyer Disclosure Letter. Any such individual shall be deemed to have knowledge of a particular fact, circumstance, event or other matter if such knowledge could have been obtained by such individual after reasonable inquiry in connection with the performance of such individual’s ordinary duties to the Buyer or from reasonable inquiry of the employees of Buyer that directly report to such individual as a person charged with administrative or operational responsibility for Buyer.

ARTICLE 7 – COVENANTS

7.1 Acquisition Proposals.

(a) Unless and until this Agreement shall have been terminated in accordance with Article 9 hereof, Seller agrees and covenants that, except as otherwise authorized or permitted in this Section 7.1, neither it nor any Seller Subsidiary shall, nor shall they permit any of their respective officers, directors, affiliates, employees, agents, investment bankers, financial advisors, attorneys, accountants, brokers, finders, consultants or other representatives (each, a “Representative”) to, directly or indirectly, invite, initiate, solicit, encourage or facilitate (including by way of furnishing nonpublic information or assistance) any inquiries, proposals, discussions or negotiations or the making or implementation of any proposal or offer (including, without limitation, any proposal or offer to its stockholders) with respect to, or that may reasonably be expected to lead to, any direct or indirect (i) merger, consolidation, business combination, reorganization, recapitalization, liquidation, dissolution or similar transaction involving Seller (other than the Merger), (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (“Transfer”) of any of its assets in one or a series of transactions (other than in connection with a commercial debt financing arrangement entered into in compliance with Section 7.2(xix)) that, if consummated, would result in a Transfer of 15% or more of the assets of Seller and the Seller Subsidiaries taken as a whole, or (iii) any tender offer, share exchange or exchange offer or other similar transaction or series of transactions that, if consummated, would relate to 15% or more of the outstanding Seller Common Shares (each, an “Acquisition Proposal”) or engage in any discussions or negotiations with any Third Party (as defined in Section 7.1(f)) with respect to, or that may reasonably be expected to lead to, an Acquisition Proposal, or enter into any letter of intent, agreement in principle or agreement relating to an Acquisition Proposal, or propose publicly to do any of the foregoing; provided, however, that, subject to Seller’s compliance with this Section 7.1 in its entirety, nothing contained in this Agreement shall prohibit the Seller Board or the Special Committee from, prior to the Stockholders Meeting (as defined in Section 7.3(c) hereof), furnishing information to, or entering into or participating in discussions or negotiations with, any Third Party that has made, after the date of this Agreement, an unsolicited bona fide written Acquisition Proposal, if, and only to the extent that, prior to furnishing such information or entering into or participating in such discussions or negotiations: (A) the Seller Board or the Special Committee, after consultation with its outside counsel, determines in good faith that such action is required for the Seller Board to comply with its fiduciary duties to stockholders under applicable law, (B) the Seller Board determines in good faith, after consultation with its independent financial advisor, that such Acquisition Proposal would, if consummated, constitute a Superior Proposal (as defined in Section 7.1(f) hereof), (C) Seller provides written notice to Buyer to the effect that it is furnishing information to, or entering into or participating in discussions or negotiations with, such Person (including, without limitation, the identity of such Person), (D) Seller keeps Buyer informed of the status of any such discussions or negotiations, and promptly informs Buyer (but in any event, within 24 hours) of all material developments relating thereto, including the material terms of any such proposal made by any such Third Party and its responses thereto, and (E) Seller enters into a customary confidentiality agreement with such Third Party on terms that are not materially less favorable to the Third Party as the confidentiality agreement, dated as of September 23, 2002, by and between Seller and Buyer. Without limiting the foregoing, it is agreed that any violation of any of the restrictions set forth in this Section 7.1(a) by any Representative of Seller or of a Seller Subsidiary, whether or not such Person is purporting to act on behalf of Seller or otherwise, shall be deemed to be a violation of this Section 7.1(a). In addition, notwithstanding anything in this Agreement to the contrary, Seller may refer any Third Party to this Section 7.1. For purposes of this Agreement, Buyer agrees that the term “independent financial advisor” shall include, without limitation, Alliant Partners as well as any other investment banker or financial advisor that has not done a material amount of business with Seller during the six-month period preceding the date hereof.

(b) Seller will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to, or that may reasonably be expected to lead to, an Acquisition Proposal and will take the necessary steps to inform each of its Representatives of the obligations undertaken in this Section 7.1 and cause each of its Representatives to comply with such obligations. Seller shall use all commercially reasonable efforts to have all confidential materials furnished to such Persons returned to its possession as soon as practicable. Seller will notify Buyer immediately (but in any event within 24 hours) orally and in writing, if it or any of its Representatives receive (i) any inquiries, proposals, or expressions of interest with respect to, or that may reasonably be expected to lead to, an Acquisition Proposal, or (ii) any request for confidential information, which notice to Buyer pursuant to either clause (i) or (ii) shall include, without limitation, the identity of the parties, price and other material terms thereof and copies of any proposals, expressions of interest or other related documentation.

(c) Nothing contained in this Section 7.1 shall prohibit the Seller Board (or any committee thereof), from, prior to the Stockholders Meeting, withdrawing, modifying, amending or qualifying in a manner adverse to Buyer its recommendation of this Agreement or any of the transactions contemplated hereby in response to an unsolicited bona fide written Acquisition Proposal: (A) if, but only if: (1) Seller complies with this Section 7.1 in its entirety, (2) the Seller Board, after consultation with its outside counsel, determines in good faith that such action is required for the Seller Board to comply with its fiduciary duties to stockholders under applicable law, (3) Seller provides Buyer with at least five business days’ prior written notice of its intent to withdraw, modify, amend or qualify in a manner adverse to Buyer its recommendation of this Agreement or any of the transactions contemplated hereby, and (4) after considering in good faith any changes to this Agreement proposed in writing by Buyer within five business days of such notification of intent, the Seller Board determines in good faith, after consultation with its independent financial advisor and outside counsel, that such Acquisition Proposal would, if consummated, still constitute a Superior Proposal. Any such withdrawal, modification, amendment or qualification shall not change the approval of the Seller Board for purposes of causing any state takeover statute or other state law to be inapplicable to the Merger or other transactions contemplated by this Agreement. For the avoidance of doubt, the parties hereto acknowledge and agree that any amendment to the financial terms or any other material term of an Acquisition Proposal subject to the procedures in this Section 7.1(c) shall be treated as a new Acquisition Proposal for the purposes of this Section 7.1(c) (for example, a new written notice by Buyer and a new five business day period is required).

(d) Nothing in this Section 7.1 shall prohibit Seller from complying with (a) Rule 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act with regard to an Acquisition Proposal and (b) Section 1203 of the California Corporations Code.

(e) For purposes of this Agreement, (i) the term “Third Party” shall mean any Person (other than Buyer and each of the Continuing Stockholders), or any group (as defined in Section 13(d)(3) of the Exchange Act) of which Buyer is not a part; and (ii) the term “Superior Proposal” shall mean a bona fide written Acquisition Proposal that the Seller Board determines in good faith, after consultation with its independent financial advisor, to be more favorable to Seller’s stockholders (other than the Continuing Stockholders) than the Merger from a financial point of view and to have a likelihood of successful completion on the terms proposed that is at least as likely as the transactions contemplated hereby, after taking into account all financial, regulatory, legal and other aspects of such transaction.

7.2 Conduct of Business. Except as set forth in the Seller Disclosure Letter or as contemplated by Section 7.9, at all times from the execution of this Agreement until the Effective Time, Seller:

(i) Shall, and shall cause each of the Seller Subsidiaries to, conduct its business in the ordinary course consistent with past practices and in compliance in all material respects with all applicable laws and regulations and to use its reasonable best efforts to (i) preserve intact its business organizations and goodwill, (ii) keep available the services of its officers and employees, and (iii) preserve the relationships with those Persons having business dealing with Seller to the end that Seller’s goodwill and ongoing business shall be unimpaired at the Effective Time;

(ii) Shall consult in good faith, cooperate and confer on a regular basis with one or more Representatives of Buyer designated by Buyer to report operational matters of materiality, in order to allow for an orderly transition, and, subject to Section 7.1, any proposals to engage in material transactions, whether or not in the ordinary course of business;

(iii) Shall, and shall cause each of the Seller Subsidiaries to, promptly notify Buyer of any material change in the condition (financial or otherwise), business, properties, assets, liabilities, prospects or the normal course of its business or in the operation of its properties, any material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the breach or inaccuracy of any representation or warranty contained herein, which would reasonably be expected to cause the condition to closing in Section 8.3(a) to be unable to be satisfied;

(iv) Shall not amend its Charter or Bylaws, and shall cause each Seller Subsidiary not to amend its charter or bylaws, except in connection with the dissolution of any Seller Subsidiary;

(v) Shall not (A) except pursuant to the exercise of the Seller Options, the Non-Plan Options or the Seller Warrants existing on the date hereof and disclosed in the Seller Disclosure Letter, issue any of its shares of capital stock, effect any share split, share combination, reverse share split, share dividend, recapitalization or other similar transaction, (B) grant, confer or award any option, right, warrant, deferred stock unit, conversion right or other right not existing on the date hereof to acquire any of its shares of capital stock (whether or not pursuant to existing Seller Option Plans), (C) increase any compensation or enter into or amend any employment or severance agreement with any of its executive officers or directors, (D) grant any bonuses (x) other than in the ordinary course of business and consistent with past practice, to any of its employees (other than executives, officers and directors), or (y) to any of its executive officers or directors, or (E) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend any existing employee benefit plan in any material respect, except for changes which are less favorable to participants in such plans;

(vi) Shall not (A) declare, set aside or pay any dividend or make any other distribution or payment (whether in cash, stock or other property) with respect to any of the Seller Common Shares or allow any of the Seller Subsidiaries to pay or make any such dividend, distribution or payment (other than dividends or distributions from a wholly-owned Seller Subsidiary to another Seller Subsidiary or to the Seller) except in connection with the dissolution of any Seller Subsidiary or (B) directly or indirectly redeem, purchase or otherwise acquire any of its shares of capital stock or any equity interest of any of the Seller Subsidiaries, or make any commitment for any such action; provided; however, this covenant shall not apply to the repurchase of Seller Common Shares held by Seller employees, officers, directors, consultants, independent contractors, advisors, or other persons performing services for the Seller that are subject to existing restricted stock purchase agreements or stock option exercise agreements disclosed in Section 5.3 of the Seller Disclosure Letter under which Seller has the right to repurchase such shares at cost, upon the occurrence of certain events, such as termination of employment or services;

(vii) Shall not, and shall not permit any of the Seller Subsidiaries to (A) sell, lease, license or otherwise dispose of any assets or properties or any portion thereof or any of the capital stock of or other interests in any of the Seller Subsidiaries in each case other than customer agreements entered into in the course of ordinary business consistent with past practice or (B) mortgage or pledge any of its property or assets or subject any such property or assets to any security interest, except for (x) any liens for taxes, assessments and other governmental charges not yet due and payable, (y) statutory, mechanics’, laborers’ and materialmen’s liens arising in the ordinary course of business for sums not yet due, and (z) statutory and contractual landlord’s liens under leases pursuant to which Seller is a lessee not in default;

(viii) Shall not, and shall not permit any of the Seller Subsidiaries to, forgive any existing indebtedness to Seller or any Seller Subsidiaries or discharge any security interest in favor of Seller, or make any loans, advances (other than to customers of Seller in an aggregate amount not in excess of $10,000) or capital contributions to, or investments in, any other Person other than reasonable and normal loans or advances to employees for bona fide expenses that are not material in amount and are incurred in the ordinary course of business consistent with past practice;

(ix) Shall not, and shall not permit any of the Seller Subsidiaries to, pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of material liabilities reflected or reserved against in, or contemplated by, the most recent consolidated financial statements (or the notes thereto) of Seller included in the Seller Reports or incurred in the ordinary course of business consistent with past practice;

(x) Shall not, and shall not permit any of the Seller Subsidiaries to, enter into any Commitment which may result in total payments or liability by or to it in excess of $25,000 other than customer or vendor agreements entered into in the ordinary course of business consistent with past practice;

(xi) Shall not enter into, amend, terminate, take or omit to take any action that would constitute a violation of or default under any Commitment, except where such action would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect;

(xii) Shall not make or commit to make capital expenditures in excess of $300,000 in the aggregate;

(xiii) Shall not take any action or fail to take any action permitted by this Agreement with the knowledge that such action or failure to take action would reasonably be expected to result in any of the representations and warranties of Seller set forth in this Agreement becoming untrue such that any of the conditions to the Merger set forth in Article 8 would not be satisfied;

(xiv) Shall not license or transfer to any person or entity any rights to Seller Intellectual Property other than customer subscription agreements, licenses, distribution agreements or Commitments or transfers necessary to conduct development or perform services in the ordinary course of business consistent with past practice;

(xv) Shall not merge with, enter into a consolidation with or acquire an interest of 5% or more in any Person or acquire a substantial portion of the assets or business of any Person or any division or line of business thereof, or otherwise acquire any assets other than in the ordinary course of business;

(xvi) Shall not materially write down or write up (or fail to write down or write up in accordance with consistent past practice) the value of any receivables or revalue any assets of Seller other than in the ordinary course of business and in accordance with GAAP;

(xvii) Shall not, without prior notification and consultation with Buyer, terminate any employee under circumstances which would result in severance payments to such employee or pay any severance benefits to any employee on account of such employee’s termination;

(xviii) Shall maintain in full force and effect in all material respects the insurance policies listed in Section 5.24 of the Seller Disclosure Letter;

(xix) Shall not, and shall not permit any of the Seller Subsidiaries to, create, incur or assume any indebtedness (including, without limitation, refinancing or modifying any existing indebtedness), assume, guarantee, endorse or otherwise become liable or responsible (whether, directly, contingently or otherwise) for the indebtedness of another Person, enter into any agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing (other than indebtedness or liabilities created, incurred, assumed, guaranteed, endorsed or entered into in the ordinary course of business consistent with past practice within the last twelve months of operations or as required by this Agreement).

(xx) Shall not, and shall not permit any of the Seller Subsidiaries to, make or rescind any election relating to Taxes (unless Seller reasonably determines, after prior consultation with Buyer, that such action is required by applicable law);

(xxi) Shall not: (A) change any of its methods, principles or practices of accounting currently in effect other than as required by GAAP or (B) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, except in the case of settlements or compromises the amount of which does not to exceed, individually or in the aggregate, $10,000, or materially change (or make a request to any taxing authority to change) any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income Tax Return for the taxable year ended December 31, 2002, except as may be required by the SEC, applicable law or GAAP;

(xxii) Shall not enter into or amend or otherwise modify any agreement or arrangement with Persons that are affiliates or, as of the date of this Agreement, are officers or directors of Seller or any Seller;

(xxiii) Shall not, authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of Seller; provided, however, that Seller may dissolve each Seller Subsidiary prior to Closing; and

(xxiv) Shall not, and shall not permit any of the Seller Subsidiaries to, agree in writing or otherwise to take any action inconsistent with any of the foregoing.

7.3 Preparation of the Proxy Statement; Meeting of Stockholders.

(a) As soon as reasonably practicable following the date of this Agreement (but in no event later than thirty days following the date of this Agreement), Seller shall prepare and file with the SEC a preliminary Proxy Statement, in form and substance reasonably satisfactory to Buyer, with indication of such satisfaction not to be unreasonably withheld or delayed; provided, however, if Buyer has not indicated to Seller whether it is satisfied with such preliminary Proxy Statement within five business days of Buyer’s receipt of a materially complete draft of such preliminary Proxy Statement, Buyer shall be deemed to have indicated such satisfaction. Buyer agrees to provide reasonably promptly such information concerning its business and financial statements and affairs as, in the reasonable judgment of Seller, Buyer and their respective counsel, may be required or appropriate for inclusion in the preliminary or definitive Proxy Statement, or in any amendments or supplements thereto, and to use all commercially reasonable efforts to cause its counsel and auditors to cooperate with Seller’s counsel and auditors in the preparation of the preliminary or definitive Proxy Statement, or in any amendments or supplements thereto. Each of Seller and Buyer shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC for mailing to the Seller stockholders as promptly as practicable after such filing. Seller will notify Buyer promptly following the receipt by Seller of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement or for additional information and will supply Buyer with copies of all correspondence between Seller or any of its Representatives and the SEC with respect to the Proxy Statement. Seller will provide Buyer with the opportunity to review and provide comments on drafts of any letters, memoranda or other correspondence to the SEC prepared by Seller in connection with the Proxy Statement a reasonable time prior to such letters, memoranda or other correspondence are submitted to the SEC, and will in good faith consider such comments, and Seller will provide Buyer with the opportunity to participate in any telephone calls between Seller, or any of its Representatives, and the SEC concerning the Proxy Statement. Seller agrees that the Proxy Statement will comply in all material respects with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder. Seller shall agree to date the Proxy Statement as of the approximate date of mailing to its stockholders and shall use its reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders at the earliest practicable date (but in any event no later than seven business days following clearance by the SEC). Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, (i) Buyer or Seller, as the case may be, shall promptly inform the other of such occurrences, (ii) Seller shall prepare and file with the SEC any such amendment or supplement to the Proxy Statement, in a form reasonably satisfactory to Buyer, with indication of such satisfaction not to be unreasonably withheld or delayed; provided, however, if Buyer has not indicated to Seller whether it is satisfied with any such amendment or supplement to the Proxy Statement within five business days of Buyer’s receipt of a materially complete draft of such amendment or supplement, Buyer shall be deemed to have indicated its satisfaction with such amendment or supplement, (iii) each of Seller and Buyer shall use its reasonable best efforts to have any such amendment or supplement cleared for mailing, to the extent necessary, to Seller stockholders as promptly as practicable after such filing and (iv) Seller shall use its reasonable best efforts to have any such amendment or supplement mailed to its stockholders at the earliest practicable date.

(b) Seller agrees that the Proxy Statement and each amendment or supplement thereto at the time of mailing thereof and at the time of the Stockholders Meeting (as defined in Section 7.3(c) hereof), will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by Seller in reliance upon and in conformity with information concerning Buyer furnished to Seller by Buyer for use in the Proxy Statement. Buyer agrees that the information concerning it and provided by it for inclusion in the Proxy Statement and each amendment or supplement thereto, at the time of mailing thereof and at the time of the Stockholders Meeting, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) Seller will take all action necessary in accordance with applicable law and its Charter and Bylaws to convene a meeting of its stockholders (the “Stockholders Meeting”) as promptly as practicable to consider and vote upon the approval of this Agreement and the transactions contemplated hereby (and no other Acquisition Proposal will be considered at such Stockholders Meeting). The Seller Board has recommended and declared advisable that its stockholders approve and adopt this Agreement and the transactions contemplated hereby and, unless withdrawn in accordance with the provisions of Section 7.1(c), Seller shall include such recommendation in the Proxy Statement. Prior to the Effective Time, neither the Seller Board nor any committee thereof shall, except in compliance with Section 7.1 hereof, withdraw or modify the approval or recommendation by such Board of Directors. Seller shall use its reasonable best efforts to take all such other actions necessary or desirable to obtain such approval. Except to the extent required by law, Seller shall not (i) change or otherwise take any action after the mailing of the Proxy Statement that would result in a change of the date specified in the Proxy Statement for the Stockholders Meeting or (ii) otherwise take any action that would postpone or delay the Stockholders Meeting, except (x) to the extent necessary to ensure that any amendment or supplement to the Proxy Statement required by applicable law is provided to the stockholders of Seller in advance of the Stockholders Meeting or (y) if there are an insufficient number of Seller Common Shares represented in person or by proxy at the Stockholders Meeting to constitute a quorum or to approve and adopt this Agreement and the Merger, so long as during such postponement or delay Seller shall use its reasonable best efforts to obtain a quorum and the requisite vote to approve and adopt this Agreement and the Merger. Without limiting the generality of the foregoing and except for the 10-day notice requirement in Section 1203(b) of the California Corporations Code, Seller’s obligations pursuant to the first sentence of this Section 7.3(c) shall not be affected by (i) the commencement, public proposal, public disclosure or communication to Seller of any Acquisition Proposal or (ii) the withdrawal or modification by the Seller Board or any committee thereof of such Board of Directors’ or such committee’s approval or recommendation of the Merger or this Agreement, other than delays caused by such actions.

(d) As soon as reasonably practicable following the date of this Agreement (but in no event later than thirty days following the date of this Agreement), Seller and Buyer shall together prepare and file with the SEC a Rule 13E-3 Transaction Statement on Schedule 13E-3 (the “Schedule 13E-3”). Buyer agrees to provide reasonably promptly such information concerning its business and financial statements and affairs as, in the reasonable judgment of Seller, Buyer and their respective counsel, may be required or appropriate for inclusion in the Schedule 13E-3, or in any amendments or supplements thereto, and to use all commercially reasonable efforts to cause its counsel and auditors to cooperate with Seller’s counsel and auditors in the preparation of the Schedule 13E-3, or in any amendments or supplements thereto. Seller agrees to provide reasonably promptly such information concerning its business and financial statements and affairs as, in the reasonable judgment of Buyer, Seller and their respective counsel, may be required or appropriate for inclusion in the Schedule 13E-3, or in any amendments or supplements thereto, and to use all commercially reasonable efforts to cause its counsel and auditors to cooperate with Buyer’s counsel and auditors in the preparation of the Schedule 13E-3, or in any amendments or supplements thereto. Each of Seller and Buyer shall use all reasonable best efforts to have the Schedule 13E-3 cleared by the SEC as promptly as practicable after such filing. Each of Seller and Buyer will notify the other party promptly (but in no event later than 24 hours) following the receipt by it of any comments from the SEC and of any request by the SEC for amendments or supplements to the Schedule 13E-3 or for additional information and will supply the other party with copies of all correspondence between it or any of its Representatives and the SEC with respect to the Schedule 13E-3. Each of Seller and Buyer will provide the other party with the opportunity to review and provide comments on drafts of any letters, memoranda or other correspondence to the SEC prepared by it in connection with the Schedule 13E-3 a reasonable time prior to such letters, memoranda or other correspondence are submitted to the SEC, and will in good faith consider such comments, and each of Seller and Buyer will provide the other party with the opportunity to participate in any telephone calls between it, or any of its Representatives, and the SEC concerning the Schedule 13E-3. Seller agrees that the Schedule 13E-3 will comply in all material respects with all applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Schedule 13E-3, (i) Buyer or Seller, as the case may be, shall promptly (but in no event later than 24 hours) inform the other of such occurrences, (ii) Seller and Buyer shall together prepare and file with the SEC any such amendment to the Schedule 13E-3, and (iii) each of Seller and Buyer shall use all reasonable best efforts to respond to any comments of the SEC related to the Schedule 13E-3 as reasonably promptly as practicable after receipt of such comments such amendment as promptly as practicable after such filing and (iv) if mailing of such amendment is required by the rules and regulations of the Exchange Act, Seller and Buyer shall use all reasonable best efforts to have any such amendment mailed to its stockholders at the earliest practicable date.

(e) Seller agrees that the information concerning it and provided by it for inclusion in the Schedule 13E-3 and each amendment thereto, at the time of filing thereof and at the time of the Stockholders Meeting, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact or omission to state a material fact was made by Seller in reliance upon and in conformity with information concerning Buyer furnished to Seller by Buyer for use in the Schedule 13E-3. Buyer agrees that the information concerning it and provided by it for inclusion in the Schedule 13E-3 and each amendment thereto, at the time of filing thereof and at the time of the Stockholders Meeting, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the foregoing shall not apply to the extent that any such untrue statement of a material fact was made by Buyer in reliance upon and in conformity with information concerning Seller furnished to Buyer for use in the Schedule 13E-3.

7.4 Filings; Other Action. Subject to the terms and conditions herein provided, Seller and Buyer shall: (a) use all reasonable best efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, Governmental Entities and any third parties in connection with the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; (b) use all reasonable best efforts to obtain in writing any consents required from third parties to effectuate the Merger, such consents to be in reasonably satisfactory form to Seller and Buyer; and (c) use all reasonable best efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the Merger and the other transactions contemplated hereby. If, at any time after the Effective Time, any further action is reasonably necessary or desirable to carry out the purposes of this Agreement, the proper officers, and directors of Buyer and Seller shall take all such necessary action.

7.5 Access to Information. From the date hereof to the Effective Time and so long as Seller determines in good faith that Buyer’s rights under this Section 7.5 do not unreasonably interfere with the conduct of the business of Seller, Seller shall allow Buyer and all designated officers, attorneys, accountants and other Representatives of Buyer access during normal business hours to the records and files, correspondence, contracts, books and records, as well as to all information relating to commitments, contracts, and financial position, or otherwise pertaining to the business and affairs, of Seller and the Seller Subsidiaries.

7.6 Publicity. Buyer and Seller shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any transaction contemplated herein and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by law (including, without limitation, the filing of this Agreement as an exhibit to a current report on Form 8-K relating to the transactions contemplated hereby) or the rules of the NASDAQ SmallCap Market if it has used its reasonable best efforts to consult with the other party and to obtain such party’s consent but has been unable to do so in a timely manner.

7.7 Expenses. Subject to the provisions of Article 9, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses; provided, however, that, Seller’s out-of-pocket costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees and disbursements of accountants, attorneys and investment bankers (other than Alliant Partners), shall not exceed $350,000 in the aggregate. All other costs and expenses for professional services rendered pursuant to the transactions contemplated by this Agreement including, but not limited to, investment banking and legal services, will be paid by each party incurring such services.

7.8 Notice of Certain Events. The Seller shall give prompt written notice to Buyer, and Buyer shall give prompt notice to the Seller, of (a) the occurrence or nonoccurrence of any event that would be reasonably likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any respect at or prior to the Effective Time in either case such that the conditions set forth in Section 8.3(a) would have been violated, and (b) any failure of the Seller or Buyer, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, in either case such that the conditions set forth in Section 8.3(b) would have been violated; provided, however, that the delivery of any notice pursuant to this Section 7.8 shall not serve to cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

7.9 Indemnification.

(a) Buyer agrees that all rights to indemnification now existing in favor of the directors and officers of Seller as provided in its Certificate of Incorporation and Bylaws and under any indemnification agreement listed in Section 7.9 of the Seller Disclosure Letter, as in effect as of the date hereof, with respect to matters occurring at or prior to the Effective Time shall survive the Merger and shall continue in full force and effect for a period of six years after the Effective Time. During such period, Buyer shall not amend, repeal or otherwise modify such provisions for indemnification in any manner that would materially and adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers, of Seller or any Seller Subsidiary in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), without the written consent of each member of the Seller Board on the date hereof, which consent shall not be unreasonably withheld or delayed, unless such modification is required by law; provided, however, that in the event any claim or claims are asserted or made either prior to the Effective Time or within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

(b) At or prior to the Effective Time, Buyer and Seller, together shall purchase directors’ and executive officers’ “tail” liability insurance policy coverage for Seller’s directors and executive officers for the longest period following the Effective Time obtainable using the consideration described in the following sentences, which will provide the directors and executive officers with coverage on, subject to the following sentences, terms no less favorable to such directors and executive officers as currently provided by Seller. In fulfilling its obligations under the preceding sentence, Seller or the Surviving Entity shall apply any unused portion of the premium already paid for its directors’ and executive officers’ liability insurance that is refunded to it to such “tail” liability insurance policy. In fulfilling its obligations under the first sentence of this Section 7.9(b), Buyer shall pay the premium for one year of such “tail” liability insurance policy, which premium shall not exceed 100% of the amount paid by Seller with respect to the period from March 2003 to March 2004 (which premiums are hereby represented and warranted by Seller to be $239,292), provided that if the premium of such coverage exceeds such amount, Buyer shall be obligated to obtain a policy with the greatest dollar amount of coverage available for costs not exceeding such amount. Seller shall have the right to reasonably review and approve any such policy, which approval shall not be unreasonably withheld.

(c) This Section 7.9 is intended for the irrevocable benefit of, and to grant third party rights to, the indemnified parties and their respective heirs and shall be binding on all successors of Buyer. Each of the indemnified parties shall be entitled to enforce the covenants contained in this Section 7.9.

7.10 Certain Benefits. Except for normal increases in the ordinary course of business that are consistent with past practices and cost increases of third party providers necessary to maintain benefits at current levels that, in the aggregate, do not result in a material increase in benefits or compensation expense to Seller or any of the Seller Subsidiaries or as set forth in Section 5.17 of the Seller Disclosure Letter, Seller will not, and will not permit any of the Seller Subsidiaries to, adopt or amend (except as may be required by law) any bonus, profit sharing, compensation, severance, termination, stock option, pension, retirement, deferred compensation, employment or other employee benefit agreements, trusts, plans, funds or other arrangements for the benefit or welfare of any director, officer or employee that increase in any manner the compensation, retirement, welfare or fringe benefits of any director, officer or employee or pay any benefit not required by any existing plan or arrangement (including without limitation the granting of stock options, restricted stock or deferred stock units) or take any action or grant any benefit not expressly required under the terms of any existing agreements, trusts, plans, funds or other such arrangements or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

7.11 Employment and Benefit Matters

(a) Following the Effective Time, Buyer shall honor in accordance with their terms all written employment, change in control, and other compensation agreements; provided such agreements are disclosed in Section 5.17(a) of the Seller Disclosure Letter.

(b) No provision of this Section 7.12 shall create any third party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) of Seller or any Seller Subsidiary in respect of continued employment (or resumed employment) with Buyer and no provision of this Section 7.12 shall create such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any employee program or any plan or arrangement which may be established by Buyer. No provision of this Agreement shall constitute a limitation on the rights to amend, modify or terminate after the Effective Time any such plans or arrangements of Seller or any Seller Subsidiary.

(c) As soon as practicable after the execution of this Agreement, Buyer and Seller shall confer and work together in good faith to agree upon mutually acceptable employee benefit and compensation arrangements for employees of Seller and any Seller Subsidiary following the Merger. The Seller and Seller Subsidiaries shall take such actions as are necessary to terminate any Seller Employee Programs and any leased employee arrangement immediately prior to the Closing Date, unless otherwise agreed to by Buyer and Seller; provided that those employees of Seller and any Seller Subsidiary who are eligible to participate in such Seller Employee Programs shall be provided the opportunity to participate in employee benefit plans, if any, maintained by Buyer under the same terms as those applicable to similarly situated Buyer employees.

(d) Employees of Seller and any Seller Subsidiary will be granted credit for all service with Seller and any Seller Subsidiary under each Buyer employee benefit plan, program or arrangement of Buyer or its affiliates in which such employees are eligible to participate for all purposes, except for purposes of benefit accrual under a defined benefit pension plan and will be eligible for participation in any equity compensation plan maintained by Buyer or its affiliates. To the extent that employees of Seller and any Seller Subsidiary become eligible to participate in a medical, dental or health plan of Buyer or its affiliates in lieu of the Seller’s Employee Program, Buyer will cause such plan to (i) waive any preexisting condition exclusions and waiting period limitations for conditions covered under the applicable medical, dental or health plans maintained or contributed to by Seller (but only to the extent corresponding exclusions and limitations were satisfied by such employees under the applicable medical, dental or health plans maintained or contributed to by Seller); and (ii) credit any deductible or out of pocket expenses incurred by the employees and their beneficiaries under such plans during the portion of the calendar year prior to such participation.

(e) With respect to matters described in this Section 7.12, Seller and Seller Subsidiaries will use all reasonable efforts to consult with Buyer (and consider in good faith the advice of Buyer) prior to sending any notices or other communication materials to employees of Seller and any Seller Subsidiary.

7.12 Suits, Actions and Claims. Seller shall manage any pending or threatened suit, action or claim arising out of or in connection with any of the transactions contemplated by the Agreement; provided, however, Seller shall promptly notify in writing Buyer of any such suit, action or claim, setting forth such suit, action or claim in reasonable detail (including, without limitation, the amount of any damages claimed) and shall keep Buyer advised as to the status of such suit or proceeding or defense thereof and shall consider in good faith recommendations made by Buyer with respect thereto; provided, further, Buyer shall be entitled, at its expense, to participate in, but not to determine or conduct, any defense and, subject to the following sentence, settlement of such suit, action or claim; provided, further, Seller shall have the right in its sole discretion to conduct the defense of any such suit, action or claim. Notwithstanding anything herein to the contrary, Seller will not settle such suit action or claim without Buyer’s prior consent, which consent shall not be unreasonably withheld or delayed.

ARTICLE 8 – CONDITIONS

8.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger and the other transactions contemplated herein shall be subject to the fulfillment at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part by the parties hereto, to the extent permitted by applicable law:

(a) This Agreement and the transactions contemplated hereby shall have been approved and adopted by the requisite vote of stockholders of Seller.

(b) None of the parties hereto shall be subject to any temporary restraining order, ruling or preliminary or permanent injunction or other order of a court of competent jurisdiction or other Governmental Entity or other legal restraint or prohibition which prohibits, prevents, materially delays or impairs the consummation of the transactions contemplated by this Agreement.

(c) All Governmental Approvals, if any, required for the consummation of the transactions contemplated by this Agreement shall have been obtained and shall be in effect at the Effective Time.

(d) As of immediately prior to the Effective Time, holders of no more than 5% of the outstanding Seller Common Shares shall have taken actions to assert dissenter’s rights under applicable law.

(e) Buyer shall have consummated the transactions contemplated by the Securities Purchase Agreement.

8.6 Conditions to Obligation of Seller to Effect the Merger. The obligation of Seller to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by Seller:

(a) The representations and warranties of Buyer contained in this Agreement qualified as to materiality or Buyer Material Adverse Effect shall be true and correct in all respects and the representations and warranties of Buyer contained in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date except to the extent any such representation or warranty is expressly limited by its terms to another date or time (in which case such representation or warranty need only be true and correct as of such date or time), and Seller shall have received a certificate, dated the Closing Date, signed on behalf of Buyer by the Chairman of the Board of Directors and Chief Executive Officer of Buyer to the foregoing effect.

(b) Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Seller shall have received a certificate, dated the Closing Date, signed on behalf of Buyer by the Chairman of the Board of Directors and Chief Executive Officer of Buyer to the foregoing effect.

8.3 Conditions to Obligation of Buyer to Effect the Merger. The obligations of Buyer to effect the Merger shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, unless waived by Buyer:

(a) Each of the representations and warranties of Seller contained in this Agreement qualified as to materiality or Seller Material Adverse Effect and the representations and warranties contained in Section 5.3 shall be true and correct in all respects (except, with respect to the representations and warranties in Section 5.3, for (x) variations in the aggregate number of Seller Common Shares outstanding on a fully-diluted basis not in excess of 6,000 shares or such other variations as would result in changes in the aggregate amounts paid by Buyer under Article 4 not in excess of $72,000 and (y) the effect of actions taken in compliance with Section 7.2) and each of the representations and warranties of Seller contained in this Agreement that are not so qualified (excluding any representations and warranties contained in Section 5.3) shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date except to the extent any such representation or warranty is expressly limited by its terms to another date or time (in which case such representation or warranty need only be true and correct as of such date or time), and Buyer shall have received a certificate, dated the Closing Date, signed on behalf of Seller by a member of the Special Committee and the Chief Accounting Officer of Seller to the foregoing effect.

(b) Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and Buyer shall have received a certificate, dated the Closing Date, signed on behalf of Seller by a member of the Special Committee and the Chief Accounting Officer of Seller to the foregoing effect.

(c) There shall not have occurred any change concerning, or other event affecting, Seller, that, individually or in the aggregate, has had or could reasonably be expected to have, a Seller Material Adverse Effect and Buyer shall have received a certificate, dated the Closing Date, signed on behalf of Seller by the Chairman of the Board and Chief Executive Officer of Seller to the foregoing effect.

(d) All other consents, authorizations, orders and approvals of (or filings or registrations with) any governmental commission, board, other regulatory body or third parties required to be made or obtained by Seller in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been obtained or made, in form and substance reasonably satisfactory to the Buyer, except where the failure to have obtained or made any such consent, authorization, order, approval, filing or registration could not individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.

ARTICLE 9 – TERMINATION

9.1 Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after approval and adoption of this Agreement by the stockholders of Seller:

(a) by mutual written consent duly authorized by the Board of Directors of Buyer and the Seller Board or Special Committee;

(b) by either Buyer or Seller, if any United States federal or state court of competent jurisdiction or other Governmental Entity shall have issued a judgment, permanent injunction, order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such judgment, permanent injunction, order, decree, ruling or other action shall have become final and non-appealable;

(c) by Buyer, upon a breach of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement, or if any representation or warranty of Seller shall have become untrue, in either case such that the conditions set forth in Section 8.3(a) or Section 8.3(b), as the case may be, would be incapable of being satisfied or cured by the Outside Date after the giving of written notice to Buyer of such breach; provided, however, that the existence of stockholder litigation arising out of the transactions contemplated hereby shall not be deemed to cause such conditions to be incapable of being satisfied unless such stockholder litigation has resulted in a permanent injunction or a final and non-appealable judgment; provided, further, that, in any case, a willful breach of this Agreement shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this Section 9.1(c); excluding, however, any such breach or failure to perform by Seller that is principally caused by Buyer or any affiliate of Buyer;

(d) by Seller, upon a breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, or if any representation or warranty of Buyer shall have become untrue, in either case such that the conditions set forth in Section 8.2(a) or Section 8.2(b), as the case may be, would be incapable of being satisfied or cured by the Outside Date after the giving of written notice to Buyer of such breach; provided, however, that, in any case, a willful breach shall be deemed to cause such conditions to be incapable of being satisfied for purposes of this Section 9.1(d); excluding, however, any such breach or failure to perform by Buyer that is principally caused by Seller or any affiliate of Seller;

(e) by Buyer, if (i) the Seller Board (or any committee thereof) shall have failed to make in the Proxy Statement, or shall have withdrawn, modified, amended or qualified in a manner adverse to Buyer, its approval or recommendation of this Agreement or any of the transactions contemplated hereby (including, without limitation, a failure to include in the Proxy Statement the recommendation of its Board of Directors that the stockholders of Seller approve and adopt this Agreement and the transactions contemplated hereby); (ii) Seller shall have failed to mail the Proxy Statement in accordance with Section 7.3(a) hereof or to convene the Stockholders Meeting in accordance with Section 7.3(a) hereof; or (iii) the Seller Board shall have (x) recommended that the stockholders of Seller accept or approve an Acquisition Proposal, or (y) failed to recommend that the stockholders of Seller reject or not accept an Acquisition Proposal (or the Seller Board shall have resolved to do such);

(f) by either Buyer or Seller, if this Agreement and the transactions contemplated hereby shall have failed to receive the requisite vote for approval and adoption by the stockholders of Seller upon the holding of a duly convened Stockholders Meeting or adjournment thereof; or

(g) by either Buyer or Seller, if the Merger shall not have been consummated on or before October 15, 2003 (the “Outside Date”); provided, however, that a party may not terminate this Agreement pursuant to this Section 9.1(g) if such party’s failure to fulfill any obligation under this Agreement constitutes a breach of this Agreement and has been the principal cause of or resulted in the failure of the Merger to occur on or before such date.

The right of any party hereto to terminate this Agreement pursuant to this Section 9.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective Representatives, whether prior to or after the execution of this Agreement.

9.6 Effect of Termination.

(a) In the event of the termination of this Agreement pursuant to Section 9.1 hereof, this Agreement shall immediately become void and have no effect, all rights and obligations of any party hereto shall cease except for agreements contained in Section 10.5 and neither party shall have any liability to the other party or any of its affiliates, directors, officers or stockholders with respect to for any damage, claim, loss, cost, liability or expense (including interest, penalties, professional and attorneys’ fees, court costs and expenses of investigation, consequential damages, response action, removal action or remedial action) (collectively

“Damages”) incurred or accrued by other party arising out of this Agreement, the transactions contemplated hereby or Acquisition Proposal and neither party shall have any other recourse against the other party, its affiliates, directors, officers and stockholders for such Damages; provided, however, that (i) nothing in this Article 9 shall relieve any party from liability for any willful breach of this Agreement, and (ii) Seller in any event shall be required to make any payments to Buyer as are required pursuant to this Article 9.

(b) If Buyer terminates this Agreement pursuant to (x) Section 9.1(e), or (y) Section 9.1(f) in circumstances in which the Seller Board (or any committee thereof) failed to make, or withdrew, amended, modified or qualified in a manner adverse to Buyer its approval or recommendation of this Agreement or any of the transactions contemplated hereby, then Seller shall pay to Buyer an amount in cash equal to the sum of (i) $1,200,000, plus (ii) Buyer’s reasonable out-of-pocket costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees and disbursements of accountants, attorneys and investment bankers (all such expenses, “Break-Up Expenses” and, clauses (i) and (ii) collectively, the “Termination Amount”) in accordance with the provisions of Section 9.3.

(c) If this Agreement is terminated (x) by either party pursuant to Section 9.1(c) or Section 9.1(f) (except for a termination to which Section 9.2(b) applies) or (y) by Seller pursuant to Section 9.1(g) at a time at which Buyer could terminate pursuant to Section 9.1(c) due to stockholder litigation arising out of the transactions contemplated hereby, Seller shall pay all of Buyer’s Break-Up Expenses in accordance with the provisions of Section 9.3.

(d) If (A) prior to the termination of this agreement pursuant to Section 9.1(c), 9.1(f) or 9.1(g), an Acquisition Proposal (the percentages in this definition shall be deemed adjusted to 51% in each case for purposes of this Section 9.2(e) has been received by Seller or a Person has publicly disclosed an Acquisition Proposal or an intent or desire to make an Acquisition Proposal and (B) at any time prior to the twelve month anniversary of such termination of this Agreement by either party, Seller enters into a letter of intent, agreement in principle or other agreement or commitment relating to an Acquisition Proposal with a Person other than Buyer or the Seller Board (or any committee thereof) recommends or resolves to recommend that Seller’s stockholders approve an Acquisition Proposal with a Person other than Buyer, then, upon the consummation of the transaction contemplated by such letter of intent, agreement in principle or other agreement or commitment, Seller shall pay to Buyer the Termination Amount in accordance with the provisions of Section 9.3, which amount shall be reduced by any monies previously paid by Seller to Buyer pursuant to Section 9.2(c). Any such letter of intent, agreement in principle or other agreement or commitment relating to an Acquisition Proposal with a Person other than Buyer described in clause (B) of the preceding sentence, shall provide that such Person shall, upon consummation of the transaction contemplated therein, pay any Termination Amount due Buyer under this Section 9.2(d) in accordance with the provisions of this Article 9.

(e) If required under this Section 9.2, the Termination Amount and/or the Break-Up Expenses shall be paid in immediately available funds within five (5) business days after the date of the event giving rise to the obligation to make such payment; provided, however, that any Termination Amount payable under Section 9.2(d) shall be paid in immediately available funds within one (1) business day after the date of the consummation of the applicable transaction. The parties acknowledge and agree that the provisions for payment of the Termination Amount and/or the Break-Up Expenses are an integral part of the transactions contemplated by this Agreement and are included herein in order to induce Buyer to enter into this Agreement and to reimburse Buyer for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement. Notwithstanding anything to the contrary set forth in this Agreement, if Seller fails to pay promptly to Buyer the Termination Amount or Break-Up Expenses due under this Section 9.2, Seller shall reimburse Buyer on demand for all costs and expenses (including legal fees and expenses) incurred in connection with any action, including any legal action, taken to collect payment of such amounts.

9.3 Liquidated Damages; Exclusive Remedy. Subject to Section 9.2(a), the parties agree that, in the event Seller becomes obligated to make payments to Buyer pursuant to this Article 9, then such payments will paid as liquidated damages with respect to any and all Damages incurred or accrued by Buyer and arising out of this Agreement, the transactions contemplated hereby or any Acquisition Proposal. Subject to Section 9.2(a), the payments required of Seller to Buyer pursuant to this Article 9 shall be the sole and exclusive remedy of the Buyer from and after the date on which this Agreement is terminated pursuant to the Article 9 for any Damages incurred or accrued by Buyer and arising out of this Agreement, the transactions contemplated hereby or any Acquisition Proposal and the Buyer shall have no other recourse against Seller, its affiliates, directors, officers and stockholders for such Damages.

ARTICLE 10 – GENERAL PROVISIONS

10.1 Nonsurvival of Representations, Warranties and Agreements. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall not survive the Merger, provided, however, that the agreements contained in Article 4, the last sentence of Section 7.4, and Sections 7.7 and 7.9 and this Article 10 shall survive the Merger.

10.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (with confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

If to Buyer:

GHP Acquisition Corp.

c/o Great Hill Partners

1 Liberty Square

Boston, MA 02109

Fax No. (617) 790-9401

Attn: Messrs. Christopher Gaffney and Michael Kumin

With copies to:

Goodwin Procter LLP

Exchange Place

Boston, MA 02109

Fax No. (617) 523-1231

Attn: David F. Dietz, P.C.

John T. Haggerty, Esq.

If to Seller:

IGN Entertainment, Inc.

3240 Bayshore Blvd.

Brisbane, CA 94005

Fax No. (415) 508-2001

Attn: Mark Jung

With copies to:

Fenwick & West LLP

275 Battery Street, 15th Floor

San Francisco, CA 94111

Fax No. (415) 281-1350

Attn: Robert B. Dellenbach, Esq.

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so delivered.

10.3 Assignment; Binding Effect; Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding anything contained in this Agreement to the contrary, except for the provisions of Section 7.9 hereof, nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

10.4 Entire Agreement. This Agreement, the Exhibits, the Seller Disclosure Letter and the Buyer Disclosure Letter and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto.

10.5 Confidentiality. Each of Seller and Buyer will hold, and will cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in confidence to the extent required by, and in accordance with, and will comply with the provisions of the letter agreement between Seller and Buyer dated as of September 23, 2002. Notwithstanding anything to the contrary set forth herein or in any other written or oral understanding or agreement to which the parties hereto are parties or by which they are bound, the parties acknowledge and agree that Seller may disclose this Agreement and the transaction contemplated hereby as required by the Exchange Act or as contemplated in Section 7.6 hereof, and each party may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure, all within the meaning of Treasury Regulations Section 1.6011-4.

10.6 Amendment. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors, at any time before or after approval of matters presented in connection with the Merger by the stockholders of Seller, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended and no provision may be extended or waived pursuant to Section 10.11 or otherwise, except by an instrument in writing signed on behalf of each of the parties hereto.

10.7 Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws. Each of Seller and Buyer hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in the State of Delaware (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally with the State of Delaware.

10.8 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

10.9 Headings. Headings of the Articles and Sections of this Agreement are for the convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

10.10 Interpretation. In this Agreement, unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, and words denoting any gender shall include all genders and words denoting natural persons shall include corporations and partnerships and vice versa.

10.11 Extension; Waivers. At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

10.12 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.13 Enforcement of Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any Delaware Court, this being in addition to any other remedy to which they are entitled at law or in equity.

10.14 Certain Definitions.

(a) As used in this Agreement, the word “affiliate” shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

(b) As used in this Agreement, the word “Person” means an individual, a corporation, a partnership, an association, a joint-stock company, a trust, a limited liability company, any unincorporated organization or any other entity.

(c) As used in this Agreement, the word “Subsidiary” or “Subsidiaries” when used with respect to any party means any corporation, partnership, joint venture, business trust or other entity, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

GHP ACQUISITION CORP.

By:	/s/ CHRISTOPHER S. GAFFNEY
Name:	Christopher S. Gaffney
Title:	President

IGN ENTERTAINMENT, INC.

By:	/s/ MICHAEL J. SHANAHAN
Name:	Michael J. Shanahan
Title:	Director

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